   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1997

                                                REGISTRATION NO. 333-24519
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           PEN-TAB INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)

         DELAWARE                    2699                    54-1833398
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
     incorporation or        Classification Code
      organization)                Number)

                               167 KELLEY DRIVE
                             FRONT ROYAL, VA 22630
                           TELEPHONE: (540) 622-2000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                                 WILLIAM LEARY
                               167 KELLEY DRIVE
                             FRONT ROYAL, VA 22630
                           TELEPHONE: (540) 622-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:

                                 LANCE C. BALK
                               KIRKLAND & ELLIS
                             153 EAST 53RD STREET
                         NEW YORK, NEW YORK 10022-4675
                           TELEPHONE: (212) 446-4800
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 8, 1997

PROSPECTUS
                            PEN-TAB INDUSTRIES, INC.

   OFFER TO EXCHANGE ITS SERIES B 10 7/8% SENIOR SUBORDINATED NOTES DUE 2007 FOR ANY AND ALL OF ITS OUTSTANDING 10 7/8% SENIOR SUBORDINATED NOTES DUE 2007

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON     , 1997,
                                UNLESS EXTENDED.

  Pen-Tab Industries, Inc., a Delaware corporation ("Pen-Tab"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 10 7/8% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 10 7/8% Senior Subordinated Notes due 2007 (the "Notes"), of which $75,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and term of the Notes (which they replace) except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Notes in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated February 1, 1997 between Pen-Tab and United States Trust Company of New York (the "Indenture") governing the Notes. See "The Exchange Offer" and "Description of Exchange Notes."

  Pen-Tab has not issued, and does not have any current firm arrangements to issue, any significant indebtedness to which the Exchange Notes would rank senior or pari passu in right of payment. The Exchange Notes will be subordinated in right of payment to all Senior Debt of Pen-Tab (including debt under the Credit Agreement (as defined herein)). The aggregate amount of such Senior Debt was $24.2 million at December 28, 1996.

  Pen-Tab will accept for exchange any and all Notes validly tendered and not
withdrawn prior to 5:00 p.m., New York City time, on     , 1997, unless
extended by Pen-Tab in its sole discretion (the "Expiration Date"). Notwithstanding the foregoing, Pen-Tab will not extend the Expiration Date
beyond     , 1997. Tenders of Notes may be withdrawn at any time prior to 5:00
p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes were sold by Pen-Tab on January 30, 1997 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and with a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of Pen-Tab under the Registration Rights Agreement (as defined) entered into by Pen-Tab in connection with the offering of the Notes. See "The Exchange Offer."

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, Pen-Tab believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of Pen-Tab within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Resale of the Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Pen-Tab has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  Holders of Notes not tendered and accepted in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. Pen-Tab will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

  SEE "RISK FACTORS" ON PAGE 14 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is     , 1997

  There has not previously been any public market for the Notes or the Exchange Notes. Pen-Tab does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

  The Exchange Notes will be available initially only in book-entry form. Pen-Tab expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Certificate (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Certificate representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Certificate, Exchange Notes in certified form will be issued in exchange for the Global Certificate only on the terms set forth in the Indenture. See "Description of Exchange Notes--Book-Entry; Delivery and Form."

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
Available Information..............    2
Prospectus Summary.................    5
Risk Factors.......................   15
The Transactions...................   20
Use of Proceeds....................   21
Capitalization.....................   22
Selected Historical Financial Data.   23
Pro Forma Unaudited Condensed Fi-
 nancial Data......................   25
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........   30
Industry...........................   35

                                      PAGE
                                      ----
Business............................   37
Management..........................   44
Security Ownership..................   46
Certain Transactions................   47
Description of Credit Agreement.....   47
Description of Exchange Notes.......   49
The Exchange Offer..................   72
Certain Federal Income Tax Consider-
 ations.............................   81
Plan of Distribution................   81
Legal Matters.......................   82
Experts.............................   82
Index to Financial Statements.......  F-1

                             AVAILABLE INFORMATION

  Pen-Tab has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to Pen-Tab and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

  As a result of the filing of the Exchange Offer Registration Statement with the Commission, Pen-Tab will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of Pen-Tab to file periodic reports and other information with the Commission will be suspended if the Exchange Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of Pen-Tab other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. Pen-Tab will nevertheless be required to continue to file reports with the Commission if the Exchange Notes are listed on a national securities exchange. In the event Pen-Tab ceases to be subject to the informational requirements of the Exchange Act, Pen-Tab will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act. Under the Indenture, Pen-Tab shall file with the Trustee annual, quarterly and other reports within fifteen days after it files such reports with the Commission. Further, to the extent that annual, quarterly or other financial reports are furnished by Pen-Tab to stockholders generally it will mail such reports to holders of Exchange Notes. Pen-Tab will furnish annual and quarterly financial reports to stockholders of Pen-Tab and will mail such reports to holders of Exchange Notes pursuant to the Indenture, thus holders of Exchange Notes will receive financial reports every quarter. Annual reports delivered to the Trustee and the holders of Exchange Notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. Pen-Tab will also furnish such other reports as may be required by law.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  THIS PROSPECTUS INCLUDES CERTAIN "FORWARD-LOOKING STATEMENTS." ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "PROSPECTUS SUMMARY," "THE COMPANY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING PEN-TAB'S FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH PEN-TAB BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM PEN-TAB'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO PEN-TAB OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Market data used throughout this Prospectus were obtained from internal company surveys and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The Company has not independently verified this market data. Similarly, internal company surveys, while believed by the Company to be reliable, have not been verified by any independent sources. Unless the context otherwise requires, references in this Prospectus to "Pen-Tab" refer to Pen-Tab Industries, Inc. and references to the "Company" refer collectively to Pen-Tab Industries, Inc., its sole shareholder Holdings and Pen-Tab Industries of California, Inc. (which was merged in July 1996) after giving effect to the Transactions (as defined). All references in this Prospectus to "fiscal year" refer to the Company's fiscal year which ends on the Saturday closest to December 31 of that calendar year. For example, fiscal 1993 refers to the year-ended January 1, 1994.

                                  THE COMPANY

  The Company is a leading U.S. manufacturer of school, home and office supply products. Pen-Tab's core products include binders, pads, filler paper, spiral and coilless notebooks, planners, envelopes, school supplies and arts and crafts products in hundreds of configurations. In 1992, the Company recognized a previously unfulfilled demand for higher quality, upscale school and office-related products. Pen-Tab pioneered a line of these higher price point, branded products to serve the school and office product markets. Pen-Tab has developed strong consumer recognition for its proprietary office styles and its upscale school styles under the Pen-Tab(R) Pen-Tab Pro(R) and Expert(R) brand names. These differentiated products provide both the Company and the retailer with higher margins. Pen-Tab, through its Vinylweld division, is also a leading supplier of vinyl packaging products designed primarily for audio and video cassette tapes. For fiscal 1996, core products represented 59.9% of revenue, differentiated products represented 30.3% of revenue and Vinylweld represented 9.8% of revenue. For fiscal 1996, school-related products represented 59.4% of revenue, office-related products represented 30.8% of revenue and Vinylweld represented 9.8% of revenue.

  Pen-Tab's move into differentiated products is primarily responsible for the Company's significant increases in sales and profitability. From 1993 to 1996, the Company's sales have grown from $84.4 million to $106.4 million and Adjusted EBITDA (as defined herein) has grown from $5.7 million to $17.9 million. During the same period, the Company's Adjusted EBITDA margin increased from 6.7% to 16.8%. The Company's strategy is to grow through continued internal design of new, differentiated product lines and possible strategic acquisitions.

COMPETITIVE STRENGTHS

  The combination of the Company's products, customers and proven track record distinguishes it as a leading manufacturer and marketer of school, home and office products in North America. The Company attributes this success and its continued opportunities for growth and profitability to the following competitive strengths:

  . Market leader in differentiated, branded school, home and office products. Pen-Tab is widely recognized as a market leader in differentiated, branded school, home and office products. Pen-Tab has pioneered a line of high-quality, functionally superior, higher price point and margin, branded items to serve the school and office products markets. Consumer demand for its proprietary products has been strong. Demand for differentiated products has risen steadily since 1992 when the Company first introduced them and the Company expects a significant portion of its future growth to come from increased sales of differentiated products.

  . Partnering reduces inventory risk. Pen-Tab's creative department has strong design capabilities and together with senior sales and marketing people has been successful in developing partnering relationships with major customers. Senior sales management personally handle the Company's largest accounts allowing the Company to design branded products in concert with its major customers, tailoring high-quality, upscale products to meet a mutual vision. The Company's differentiated, branded school-related products are only mass-produced once they have been pre-sponsored by a major customer.

  . Strong brand name recognition. Through the manufacturing of high-quality products for over 60 years, Pen-Tab has developed strong brand recognition with consumers, retailers and distributors. The Company focuses on building its brand name by internally designing new, differentiated products and product formats and does not produce products under license. This allows the Company to achieve higher margins than would be achievable with core products without the additional expense of licensing fees. Several trademarks, sub-brands and proprietary styles, including Pen-Tab(R), Pen-Tab Pro(R) and Expert(R), have been developed to service targeted market sectors. In an effort to further enhance its brand equity and consumer and retailer loyalty, the Company recently initiated a television advertising campaign on which it spent $2.0 million during 1996.

  . Modern, efficient and strategically located facilities. Over the past six years, the Company has invested over $21 million in the latest advances in plant and capital equipment. Management has expanded manufacturing capacity in advance of customer demand. The Company has available manufacturing capacity to support an additional $50 million to $60 million in sales of paper products with no significant additional capital expenditures. Management believes the Company's heavy investment in technologically advanced high-speed equipment provides it with what it believes to be one of the lowest manufacturing cost environments in the school, home and office products industry. Moreover, with large plants in or near the metropolitan areas of Los Angeles, Chicago and Washington D.C., Pen-Tab is well positioned to serve the largest national retailers and distributors in the United States.

  . Long-standing customer base. Pen-Tab has cultivated long-term customer relationships with well-capitalized, high-growth retailers and distributors in the school, home and office products industry. Management has identified the fastest growing distribution channels in the Company's marketplaces and has focused the resources of the Company on the key accounts in those channels. The Company's customers include the nation's largest discount stores and mass merchandisers, wholesale clubs, office supply superstores and contract stationers. These customers are expected to benefit from the continuing consolidation of retailers and distributors in the school and office products category.

  . Leading edge information systems. Pen-Tab's newly installed state-of-the-art network and MRP II software system manages the manufacturing, accounting, distribution, inventory, sales and billing systems. The system links all of the Company's locations to provide timely information for management. The Company has also established electronic data interchange programs with numerous customers.

  . Experienced management team. Between them, Alan Hodes, President and Chief Executive Officer of the Company, and Michael Greenberg, Executive Vice President of the Company, have over 55 years with the Company. The Company has supplemented its management ranks with a strong team of new sales, marketing and design professionals within the past five years. Management has profitably operated the Company under leveraged conditions and has successfully integrated the operations of acquired companies into the Company's existing business. Management will hold a significant equity interest in the Company following the Transactions and is committed to the long-term success of the Company.

GROWTH STRATEGY

  The school, home and office products industry is a growing, consolidating industry in which the Company has a significant market position. According to the U.S. Department of Education and LINK Resources Corp., enrollment in elementary and secondary schools is expected to rise to an estimated 54.4 million by the year 2000 from 50.7 million in 1995. This growth in enrollment, coupled with an increased demand for high-quality, functionally superior, creatively designed school-related products, provides a large potential market for upscale, differentiated products. The Company's strategy is to fulfil the demand for upscale, differentiated products in the school, home and office products markets, by pursuing the following:

  . Focus on rapidly growing customers. The Company serves many of the largest and best positioned customers in the school, home and office products industry including mass merchandisers, warehouse clubs, national office products superstores, and national contract stationers. The Company's aggregate net sales to Price Costco, Target Stores and Walmart accounted for approximately 26.2%, 13.4% and 11.4% of the Company's net sales for 1994, respectively, approximately 23.0%, 15.3% and 12.5% of the Company's net sales for 1995, respectively, and aggregate net sales to Price Costco and Target Stores accounted for approximately 21.8% and 15.6% of the Company's net sales for 1996, respectively. Sales to the three largest companies in each of the distribution channels identified above represent approximately 64.5% of the Company's 1996 net sales. Anticipating further consolidation in the school, home and office products industry, the Company expects that its national scope and broad product line will be increasingly important in meeting the needs of its customers. The Company will continue to target those customers driving consolidation in the school, home and office products industry.

  . Continue to introduce differentiated products. Differentiated, higher value-added, branded products give the Company a greater selection to offer its customers and improve product line profitability for both the Company and its customers. The Company plans to continue to distinguish itself from other suppliers and improve profitability through product innovation, differentiation and line extensions. The Company will accomplish this by continued internal design of new, differentiated product lines.

  . Focus on partnering relationships. The Company will continue to utilize and expand the integrated efforts of the creative department and senior sales and marketing personnel to develop and foster partnering relationships with major customers. Partnering should allow the Company to continue designing branded products in concert with its major customers while expanding production of upscale products that meet a mutual vision.

  . Broaden product distribution. The Company's market presence and distribution strength position it to sell new or acquired product lines across its distribution channels, including mass merchandisers, national office products superstores, national contract stationers, and office product wholesalers. In the future, Pen-Tab intends to strengthen its position in the contract stationer market. Pen-Tab has recently established a strong relationship with B.T. Office Products International, Inc., one of the nation's largest contract stationers.

  . Growth through acquisition. In addition to the growth the Company expects to come from the development of new, differentiated products and product lines and expanding sales of existing products and product lines, the Company actively evaluates acquisition candidates. Future strategic acquisitions may be undertaken to broaden the Company's product lines, expand its manufacturing capacity, and strengthen its presence within the various channels of distribution.

                                THE TRANSACTIONS

  On February 4, 1997 the Company completed the offering of the Notes (the "Offering") and the recapitalization (the "Recapitalization") whereby, among other things, Citicorp Venture Capital, Ltd. and James Stevens each purchased an equity stake in Holdings and Holdings redeemed a portion of the securities held by Alan Hodes and Michael Greenberg (collectively the "Management Shareholders"). The Offering and the Recapitalization are collectively referred to herein as the "Transactions." See "The Transactions."

                               THE NOTES OFFERING

NOTES...................  The Notes were sold by the Company on January 30,
                          1997 to J.P. Morgan & Co. and Bear, Stearns & Co. Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement dated January 30, 1997 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

REGISTRATION RIGHTS
AGREEMENT...............  Pursuant to the Purchase Agreement, the Company and
                          the Initial Purchasers entered into a Registration Rights Agreement dated February 1, 1997 (the "Registration Rights Agreement"), which grants the holder of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED......  $75,000,000 aggregate principal amount of Series B 10
                          7/8% Senior Subordinated Notes due 2007 (the
                          "Exchange Notes").

THE EXCHANGE OFFER......  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Notes. As of the date hereof, $75,000,000 aggregate principal amount of Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                          Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                          Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                          Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company. See "The Exchange Offer--Resale of the Exchange Notes."

EXPIRATION DATE.........  5:00 p.m., New York City time, on     , 1997 unless
                          the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

ACCRUED INTEREST ON THE
EXCHANGE NOTES AND THE
NOTES...................  Each Exchange Note will bear interest from its issuance date. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.


CONDITIONS TO THE
EXCHANGE OFFER..........  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Conditions."


PROCEDURES FOR
TENDERING NOTES.........  Each holder of Notes wishing to accept the Exchange
                          Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

UNTENDERED NOTES........  Following the consummation of the Exchange Offer, holders of Notes eligible to participate but who do not tender their Notes will not have any further exchange rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

CONSEQUENCES OF FAILURE
TO EXCHANGE.............  The Notes that are not exchanged pursuant to the
                          Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or
                          (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer-- Consequences of Failure to Exchange."


SHELF REGISTRATION
STATEMENT...............  If any holder of the Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Notes to the Company for use therein, the Company has agreed to register the Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of three years, to cover resales of the Notes held by any such holders.
SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.......  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than twenty days in order to provide for the transfer of registered ownership.



GUARANTEED DELIVERY
PROCEDURES..............  Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."


WITHDRAWAL RIGHTS.......  Tenders may be withdrawn at any time prior to 5:00
                          p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF NOTES AND
DELIVERY OF EXCHANGE
NOTES...................  The Company will accept for exchange any and all
                          Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."


USE OF PROCEEDS.........  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

EXCHANGE AGENT..........  United States Trust Company of New York

                               THE EXCHANGE NOTES

GENERAL.................  The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes." The Notes and the Exchange Notes are referred to herein collectively as the "Senior Subordinated Notes."

SECURITIES OFFERED......  $75,000,000 aggregate principal amount of Series B 10
                          7/8% Senior Subordinated Notes due 2007 of the
                          Company.

MATURITY DATE...........  February 1, 2007.

INTEREST PAYMENT DATES..  February 1 and August 1, commencing August 1, 1997.

RANKING.................  The Exchange Notes will constitute unsecured debt obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Debt including any Indebtedness under the Credit Agreement. At December 28, 1996, after giving pro forma effect to the Transactions, the aggregate amount of indebtedness and other liabilities which the Notes would have been subordinated to would have been approximately $8.4 million. In addition, the Company could have borrowed up to approximately $23 million under the terms of the Credit Agreement, all of which would have constituted Senior Debt. See "Description of Credit Agreement."

OPTIONAL REDEMPTION.....  The Exchange Notes will be redeemable at the option of Pen-Tab, in whole or in part, at any time on or after February 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, prior to February 1, 2000, Pen-Tab may redeem up to 35% of the principal amount of the Exchange Notes with the cash proceeds received by Pen-Tab from one or more public offerings of its Capital Stock (other than Disqualified Stock) at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that at least $65.0 million in aggregate principal amount of the Exchange Notes (including any Exchange Notes subsequently issued) remains outstanding immediately after any such redemption. See "Description of Exchange Notes-- Optional Redemption."

CHANGE OF CONTROL.......  Upon a Change of Control, each holder of the Exchange
                          Notes may require the Company to repurchase such holder's Exchange Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. See "Description of Exchange Notes-- Change of Control." The Credit Agreement prohibits the purchase of outstanding Exchange Notes prior to repayment of the borrowings under the Credit Agreement. There can be no assurance that upon a Change of Control the Company will have sufficient funds to repurchase any of the Exchange Notes. See "Description of Credit Agreement."

MODIFICATION OF THE
INDENTURE...............  The Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes, may amend the Indenture; provided, however, that consent is required from the holder of each Senior Subordinated Note affected thereby in instances such as reductions in the amount or changes in the timing of interest payments, reductions in the principal and changes in the maturity, redemption or repurchase dates of the Senior Subordinated Notes. See "Description of Exchange Notes--Modification and Waiver."

EVENTS OF DEFAULT.......  An Event of Default occurs under the Indenture in instances such as the failure to pay principal when due, the failure to pay any interest within 30 days of when due and payable, the failure to perform or comply with various covenants under the Indenture or the default under the terms of certain other indebtedness of the Company. See "Description of Exchange Notes--Events of Default."

CERTAIN COVENANTS.......  The Indenture contains certain covenants that, among other things, limits the ability of the Company to incur additional Indebtedness, make certain Restricted Payments and Investments, create Liens, enter into certain transactions with Affiliates or Related Persons or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, the Company will be required to offer to purchase Exchange Notes at 100% of the principal amount thereof with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications. See "Description of Exchange Notes."

  For additional information regarding the Exchange Notes, see "Description of Exchange Notes."

                                  RISK FACTORS

  Holders of the Notes should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data included in this Prospectus prior to tendering their Notes in the Exchange Offer.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

  Set forth below are (i) summary historical financial data of Holdings, as described below and (ii) adjusted pro forma financial data for Pen-Tab as of and for the year ended December 28, 1996. The summary historical data of Holdings represent (i) for fiscal 1994 and 1995, the combined historical financial statements of Pen-Tab Industries, Inc., a New York corporation ("Pen-Tab NY"), and its affiliated company Pen-Tab Industries of California, Inc. a Delaware corporation ("Pen-Tab CA"), which were controlled under common ownership; and (ii) for fiscal 1996, the financial statements of Pen-Tab Industries, Inc., a Virginia corporation ("Pen-Tab VA") and the predecessor to Holdings, after giving effect to the merger of Pen-Tab NY and Pen-Tab CA, effective July 1, 1996. The summary historical financial data as of December 31, 1994, December 30, 1995 and for the fiscal years then ended were derived from the audited Combined Financial Statements of Holdings. The summary historical financial data as of December 28, 1996 and for the fiscal year then ended were derived from the audited financial statements of Holdings.

  The information contained in this table should be read in conjunction with "Selected Historical Financial Data," "Pro Forma Unaudited Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited Financial Statements and accompanying notes thereto appearing elsewhere in this Prospectus.

                                                                    PEN-TAB
                                     PEN-TAB HOLDINGS, INC.     INDUSTRIES, INC.
                                     (FORMERLY PEN-TAB VA)          ADJUSTED
                                          FISCAL YEAR            PRO FORMA (A)
                                    --------------------------    FISCAL YEAR
                                     1994     1995      1996          1996
                                    -------  -------  --------  ----------------
                                                                  (UNAUDITED)
STATEMENT OF INCOME DATA
Net sales.........................  $90,472  $96,808  $106,365      $106,365
Cost of goods sold (b)............   70,581   74,305    74,781        74,781
Gross profit......................   19,891   22,503    31,584        31,584
Selling, general and administra-
 tive expenses....................   13,346   13,204    16,024        16,024
Relocation expenses (c)...........      --     1,906       --            --
Interest expense, net.............    2,410    2,883     2,346         8,913
Other income, net.................       (3)     (55)       (4)           (4)
Income before income taxes........    4,138    4,565    13,218         6,651
Income tax provision
 (benefit) (d)....................      825     (343)     (191)        2,494
Net income........................  $ 3,313  $ 4,908  $ 13,409      $  4,157
OTHER FINANCIAL DATA
Pro forma income tax provision
 (d)..............................  $ 1,783  $ 1,948  $  4,956      $    --
Pro forma net income (d)..........    2,355    2,617     8,262           --
Net cash provided by operating ac-
 tivities.........................    5,576   10,926    13,356         4,104
Net cash used in financing activi-
 ties.............................    4,163    2,291    13,191           --
Adjusted EBITDA (e)...............    8,865   11,865    17,916        17,916
Adjusted EBITDA margin (e)........      9.8%    12.3%     16.8%         16.8%
Depreciation and amortization.....    2,317    2,760     2,352         2,352
Capital expenditures..............  $ 1,371  $ 9,322  $    890      $    890
RATIOS
Ratio of earnings to fixed charges
 (f)..............................      2.4x     2.4x      5.8x          1.7x
Ratio of Adjusted EBITDA to inter-
 est expense......................                                       2.0x
Ratio of long term debt to Ad-
 justed EBITDA....................                                       4.7x

                               PEN-TAB HOLDINGS, INC.
                             -------------------------- PEN-TAB INDUSTRIES, INC.
                                       AS OF            ADJUSTED PRO FORMA AS OF
                             DEC. 31, DEC. 30, DEC. 28,         DEC. 28,
                               1994     1995     1996           1996 (A)
                             -------- -------- -------- ------------------------
                                                              (UNAUDITED)
BALANCE SHEET DATA
Total assets...............  $41,711  $43,805  $43,504          $ 63,035
Long-term debt (including
 current portion)..........   26,890   28,000   24,210            83,428
Stockholders' equity (defi-
 cit)......................  $ 8,770  $11,044  $15,052          $(26,978)

--------
(a) Amounts represent the pro forma statement of income data, balance sheet data and other financial data of Pen-Tab after giving effect to the Transactions in the manner described under "Pro Forma Unaudited Condensed Financial Data."
(b) The Company determines inventory cost using the last-in, first-out method
    (LIFO).

(c) Represents expenses relating to the relocation of the Company's headquarters and its east coast manufacturing facilities from New York to Virginia. See Notes to audited Financial Statements appearing elsewhere in this Prospectus. Relocation expenses include depreciation expense of $249.

(d) Pen-Tab NY was taxed as a "C" corporation under the Internal Revenue Code during fiscal 1994, and accordingly was subject to federal and New York state income taxes. For fiscal 1995 and 1996, the shareholders of Pen-Tab NY elected to be treated as an "S" corporation for federal income tax purposes under which income, losses, deductions and credits were allocated to and reported by the Pen-Tab NY's shareholders based on their respective ownership interests. Accordingly, no provision for income taxes was required for such periods, except for New York state income taxes.
  The shareholders of Pen-Tab CA elected to be taxed as an "S" corporation for all periods presented. Accordingly, no tax provision for federal or state income taxes was required for Pen-Tab during such periods, except for a 1 1/2% California state tax imposed on "S" corporations.

  Pro forma income tax provision and pro forma net income information are presented for Pen-Tab Holdings for fiscal 1994, 1995 and 1996 as if the Company had been subject to federal and state income taxes based on the tax laws in effect during the respective periods. See Notes to audited Financial Statements of Holdings included elsewhere in this Prospectus.

(e) Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization and certain nonrecurring expenses. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, Adjusted EBITDA should not be considered in isolation as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, this measure of Adjusted EBITDA may not be comparable to similar measures reported by other companies.

  Historical and pro forma Adjusted EBITDA amounts for fiscal 1995 has been adjusted for non-depreciation relocation expenses of $1,657, related to the relocation of the Company's east coast manufacturing facilities from New York to Virginia. Adjusted EBITDA margin is calculated as the ratio of Adjusted EBITDA to net sales for the period. Funds depicted by adjusted EBITDA are not available for management's discretionary use due to functional requirements to conserve funds primarily for capital replacement and expansion, and debt service requirements.
(f) For purposes of the ratio of earnings to fixed charges, (i) earnings are calculated as the Company's earnings before income taxes and fixed charges and (ii) fixed charges include interest on all indebtedness, amortization of deferred financing costs and one-third of operating lease expense.

                                 RISK FACTORS

  In addition to the other information and data included in this Prospectus, the following factors should be considered carefully prior to making an investment in the Exchange Notes offered hereby.

SUBSTANTIAL LEVERAGE

  The Company incurred significant debt in connection with the Transactions. As of December 28, 1996, after giving pro forma effect to the Transactions, the Company would have had outstanding indebtedness of $83.4 million and would have commenced operations with an outstanding stockholders' deficit of $27.0 million. In addition, the Company could have borrowed up to approximately $23 million under the terms of the Credit Agreement, all of which would have constituted Senior Debt. For fiscal 1996, after giving pro forma effect to the Transactions, the Company's ratio of earnings to fixed charges would have been
1.7 to 1. The Company's leveraged financial position poses substantial consequences to holders of the Exchange Notes, including the risks that: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on the Exchange Notes and the payment of principal and interest on other indebtedness; (ii) the Company's leveraged position may impede its ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions; and (iii) the Company's leveraged position may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. The Company believes that, based on its current level of operations, it will have sufficient capital to carry on its business and will be able to meet its scheduled debt service requirements. However, there can be no assurance that the future cash flow of the Company will be sufficient to meet the Company's obligations and commitments. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. In addition, the terms of existing or future debt agreements, including the Indenture and the Credit Agreement, may prohibit the Company from adopting any of these alternatives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Credit Agreement" and "Description of Exchange Notes."

RISKS ASSOCIATED WITH FLUCTUATIONS IN PAPER COSTS

  The Company's principal raw material is paper. While paper prices are currently at the same levels as 1991, certain commodity grades have shown considerable price volatility during that period. The Company's pricing policies generally enable it to set product prices consistent with the Company's cost of paper at the time of shipment. To date, such policies have been accepted by customers; however, no assurance can be given that the Company will continue to be successful in maintaining such pricing policies or that future price fluctuations in the price of paper will not have a material adverse effect on the Company. Fluctuation in paper prices can have an effect on quarterly comparisons of the results of operations and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Result of Operations--Overview."

SUPPLIER RELATIONSHIPS

  The Company has strong relationships with many of the country's largest paper mills. These relationships afford the Company certain paper purchasing advantages, including stable supply and favorable pricing arrangements. While these relationships are stable, arrangements are by purchase order and terminable at will at the option of either party. There can be no assurance that any of the supplier relationships will not be terminated in the future. While the Company has been able to obtain sufficient paper supplies during recent paper shortages and otherwise, in part through purchases from foreign suppliers, the Company is subject to the risk that it will be unable to purchase sufficient quantities of paper to meet its production requirements during times of tight supply.

An interruption in the Company's supply of paper could have a material adverse effect on the Company's business. See "Business Products and Services" and "Industry--Distribution."

DEPENDENCE UPON SIGNIFICANT CUSTOMERS

  The Company's aggregate net sales to Price Costco, Target Stores and Walmart accounted for approximately 26.2%, 13.4% and 11.4% of the Company's net sales for 1994, respectively, approximately 23.0%, 15.3% and 12.5% of the Company's net sales for 1995, respectively, and aggregate net sales to Price Costco and Target Stores accounted for approximately 21.8% and 15.6% of the Company's net sales for 1996, respectively. The Company's top five customers accounted for approximately 59.4% of its net sales in 1996. While these relationships are stable, arrangements are by purchase order and terminable at will at the option of either party. A significant decrease or interruption in business from Price Costco and Target Stores or from any other of the Company's significant customers would have a material adverse effect on the Company. Additionally, the Company's customers are in a rapidly consolidating industry. The loss of a significant customer due to consolidation could have a material adverse impact on the Company. See "Business--Sales, Distribution and Marketing."

SUBORDINATION OF EXCHANGE NOTES

  The Exchange Notes will be contractually subordinated to all Senior Debt including all future borrowings under the Credit Agreement. In the event of a circumstance in which the contractual subordination provisions apply, holders of the Exchange Notes will not be entitled to receive, and will have an obligation to pay over to holders of Senior Debt, any payments they may receive in respect of the Exchange Notes. At December 28, 1996, after giving pro forma effect to the Transactions, the aggregate amount of consolidated indebtedness and other liabilities which the Exchange Notes would have been subordinated to would have been approximately $8.4 million. In addition, the Company could have borrowed up to approximately $23 million under the terms of the Credit Agreement, all of which would have constituted Senior Debt. Subject to certain limitations, the Indenture will permit the Company to incur additional indebtedness. See "The Transactions" and "Description of Exchange Notes--Covenants--Limitation on Indebtedness." Substantially all of the assets of the Company will or may in the future be pledged to secure other indebtedness of the Company. See "Description of Credit Agreement" and "Description of Exchange Notes."

RESTRICTIONS IMPOSED BY THE CREDIT AGREEMENT AND THE INDENTURE

  The Credit Agreement requires the Company to maintain specified financial ratios and tests, among other obligations, including a minimum interest coverage ratio, a minimum fixed charge coverage ratio, a maximum leverage ratio, a minimum EBITDA requirement and maximum amounts of capital expenditures. In addition, the Credit Agreement restricts, among other things, the Company's ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level. A failure to comply with the restrictions contained in the Credit Agreement could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration would constitute an event of default under the Indenture relating to the Exchange Notes. In addition, the Indenture restricts, among other things, the Company's ability to incur additional indebtedness, sell assets, make certain payments and dividends or merge or consolidate. A failure to comply with the restrictions in the Indenture could result in an event of default under the Indenture. See "Description of Credit Agreement" and "Description of Exchange Notes."

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the continued services of Alan Hodes. Although the Company believes it could replace this key employee in an orderly fashion should the need arise, the loss of such key employee could have a material adverse effect on the Company. The Company maintains key-person insurance for Mr. Hodes. See "Management--Directors and Key Officers."

COMPETITION

  The school, home and office products market is highly competitive. The Company competes with other national and regional manufacturers in many product sectors. Certain of the Company's principal competitors are less highly-leveraged than the Company and may be better able to withstand volatile market conditions within the industry. There can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company's business. See "Business-- Competition."

CONTROLLING SHAREHOLDERS; POTENTIAL CONFLICTS OF INTEREST

  The Management Shareholders and CVC beneficially own substantially all of the outstanding common stock of Holdings and collectively can control the affairs and policies of the Company. Circumstances may occur in which the interests of these shareholders could be in conflict with the interests of the holders of the Exchange Notes. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the Exchange Notes. See "Security Ownership."

LIMITATIONS ON CHANGE OF CONTROL

  In the event of a Change of Control, Pen-Tab will be required to make an offer for cash to repurchase the Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the repurchase date. A Change of Control will result in an event of default under the Credit Agreement and may result in a default under other indebtedness of Pen-Tab that may be incurred in the future. The Credit Agreement will prohibit the purchase of outstanding Exchange Notes prior to repayment of the borrowings under the Credit Agreement and any exercise by the holders of the Exchange Notes of their right to require Pen-Tab to repurchase the Exchange Notes will cause an event of default under the Credit Agreement. Finally, there can be no assurance that Pen-Tab will have the financial resources necessary to repurchase the Exchange Notes upon a Change of Control. See "Description of Exchange Notes--Covenants--Change of Control."

RISK OF FRAUDULENT TRANSFER

  A portion of the net proceeds of the Offering were paid as a dividend to Holdings and used to repurchase a portion of its existing equity. Under applicable provisions of the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if Pen-Tab, at the time it issued the Notes, (i) incurred such indebtedness with intent to hinder, delay or defraud creditors, or (ii)(a) received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b)(1) was insolvent at the time of incurrence, (2) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (3) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its businesses, or (4) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each case, a court of competent jurisdiction could void, in whole or in part, the Notes, or, in the alternative, subordinate the Notes to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured. Management believes that, for purposes of all such insolvency, bankruptcy and fraudulent transfer or conveyance laws, the Notes were issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith and that the Company, after the issuance of the Notes and the application of the proceeds thereof, is solvent, has sufficient capital for carrying on its business and is able to pay its debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

IMPACT OF ENVIRONMENTAL REGULATION

  The Company is subject to federal, state, and local environmental and occupational health and safety laws and regulations. Such laws and regulations, among other things, impose limitations on the discharge of pollutants and establish standards for management of waste. While there can be no assurance that the Company is at all times in complete compliance with all such requirements, the Company believes that any such noncompliance is unlikely to have a material adverse effect on the Company. As is the case with manufacturers in general, if a release or threat of release of hazardous materials occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any properties owned or operated by the Company, the Company may be held liable for response costs and damages to natural resources. There can be no assurance that the amount of any such liability would not be material.

ABSENCE OF PUBLIC MARKET

  Prior to the Exchange Offer, there has not been any public market for the Notes. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Notes (other than any such holder that is an "affiliate" of the company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. Pen-Tab does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised Pen-Tab that it currently intends to make a market in the Exchange Notes, but it is not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statements. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

  If a public trading market develops for the Exchange Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, Pen-Tab's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of Pen-Tab, the Exchange Notes may trade at a discount from their principal amount.

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for the Notes pursuant to the Exchange Offer will be made only after a timely receipt by Pen-Tab of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Pen-Tab is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

                                THE TRANSACTIONS

THE RECAPITALIZATION AND OFFERING

  Pursuant to a recapitalization agreement (the "Recapitalization Agreement") dated January 9, 1997 among Alan Hodes and Michael Greenberg, Holdings and Citicorp Venture Capital, Ltd. ("CVC"), the Company was recapitalized (the "Recapitalization") as follows: (i) CVC purchased and Holdings issued to CVC
(a) 125,875 shares of its 12% Series 2 Senior Redeemable Preferred Stock, par value $1.00 per share (the "Series 2 Senior Preferred Stock"), (b) 35.1380556 (36.69703 shares minus 1.5589744 shares assigned to James Stevens, as described below) shares of its Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and (c) 3.05681 shares of its Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"), for aggregate consideration of approximately $14,915,000; (ii) pursuant to an Assignment Agreement, CVC assigned certain of its rights under the Recapitalization Agreement to James Stevens, and as a result, James Stevens purchased and Holdings issued to James Stevens 1.5589744 shares of Class A Common Stock for aggregate consideration of approximately $95,000; (iii) Holdings redeemed from the Management Shareholders
747.57692 shares of the Class A Common Stock and 122.33077 shares of Class B Common Stock for aggregate consideration of approximately $48,197,000 (the "Redemption"); and (iv) Holdings issued to the Management Shareholders
(a) 100,000 shares of its 10% Series 1 Senior Preferred Stock, par value $1.00 per share (the "Series 1 Senior Preferred Stock"), (b) 5.37115 shares of Class A Common Stock and (c) 126,625 shares of its 12% Series 3 Junior Preferred Stock, par value $1.00 per share (the "Series 3 Junior Preferred Stock" and collectively with the Series 1 Senior Preferred Stock and the Series 2 Senior Preferred Stock, the "Preferred Stock"), in exchange for 19.59936 shares of Class A Common Stock and 357.66923 shares of Class B Common Stock
(the "Exchange"). Immediately following the Redemption and Exchange described above, Holdings effectuated a stock split of each share of Common Stock into 60,937.50 shares of Class A Common Stock or Class B Common Stock, as the case may be. Concurrently, Pen-Tab consummated the Offering, distributed to Holdings a portion of the net proceeds of the Offering, repaid all outstanding obligations under the existing credit facility (the "Existing Credit Facility") and entered into the Credit Agreement. Following the consummation of the Transactions, Alan Hodes retained a portion of the Class A Common Stock originally held by him. Consummation of the Offering was conditioned upon the concurrent consummation of the Recapitalization. See "Security Ownership."

  The Recapitalization Agreement contains other provisions customary for transactions of this size and type, including representations and warranties with respect to the condition and operations of the business, covenants with respect to the conduct of the business prior to the consummation of the Recapitalization, limited indemnifications by the management shareholders and various closing conditions, including the continued accuracy of representations and warranties.

ORGANIZATIONAL STRUCTURE

  In contemplation of the Recapitalization, Holdings formed Pen-Tab and contributed all of its assets and liabilities to Pen-Tab. The Notes were, and the Exchange Notes are being, offered by Pen-Tab and are structurally senior in right of payment to all indebtedness of Holdings.

FUNDING THE RECAPITALIZATION

  Concurrently with the Offering, Holdings purchased shares of the Class A Common Stock and Original Class B Common Stock from the Management Shareholders and CVC and James Stevens purchased securities from Holdings. A portion of the net proceeds from the Offering were distributed to Holdings and, together with the proceeds from the sale of securities to CVC, were used to finance the purchase of securities from the Management Shareholders and the repayment of all outstanding obligations under the Existing Credit Facility.

  The Exchange Offer results in no sources or uses of cash to Pen-Tab. The sources and uses of cash which occurred in connection with the closing of the Transactions on February 4, 1997 are set forth below (dollars in thousands):

                                                   INTERCOMPANY
                                            TOTAL  ELIMINATIONS PEN-TAB HOLDINGS
                                           ------- ------------ ------- --------
SOURCES OF CASH:
Proceeds from sale of the Notes offered
 for exchange............................  $75,000   $   --     $75,000 $   --
Dividend from Pen-Tab to finance a
 portion of the Recapitalization.........      --     33,187        --   33,187
Dividend from Pen-Tab to pay transaction
 expenses related to the
 Recapitalization........................      --      1,000        --    1,000
Proceeds from the sale of Holdings Pre-
 ferred Stock............................   12,588       --         --   12,588
Proceeds from the sale of Holdings Common
 Stock...................................    2,422       --         --    2,422
                                           -------   -------    ------- -------
 Total sources...........................  $90,010   $34,187    $75,000 $49,197
                                           =======   =======    ======= =======
USES OF CASH:
Repurchase of Management Shareholder Se-
 curities................................  $48,197   $   --     $   --  $48,197
Dividend to Holdings to finance a portion
 of the Recapitalization.................      --     33,187     33,187     --
Dividend to Holdings to pay transaction
 expenses................................      --      1,000      1,000     --
Repayment of borrowings under the Exist-
 ing Credit Facility.....................   21,581       --      21,581     --
Working capital..........................   16,232       --      16,232     --
Estimated fees and expenses..............    4,000       --       3,000   1,000
                                           -------   -------    ------- -------
 Total uses..............................  $90,010   $34,187    $75,000 $49,197
                                           =======   =======    ======= =======

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. Pen-Tab will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. The proceeds of $75.0 million from the issuance of the Notes on February 4, 1997 were used to (i) repay all outstanding obligations under the then Existing Credit Facility ($21.6 million as of February 4, 1997), (ii) pay Holdings a dividend ($33.2 million) which was used to finance a portion of the Recapitalization and (iii) pay transaction expenses related to the Redemption and Exchange on behalf of Holdings in the form of a dividend ($1.0 million as of February 4, 1997) (iv) pay transaction expenses related to the issuance of Notes (approximately $3.0 million), with the remainder ($16.2 million) retained by Pen-Tab for general corporate purposes. Holdings used the dividend received from Pen-Tab, together with the proceeds from the sale of securities to CVC and James Stevens, to finance the purchase of securities from the Management Shareholders. The Existing Credit Facility terminated upon the closing of the Transactions. See "The Transactions."

                                CAPITALIZATION

  The following table sets forth (i) the cash and cash equivalents and capitalization of Holdings as of December 28, 1996 and (ii) the pro forma cash and cash equivalents and the pro forma capitalization of Pen-Tab Industries, Inc. as of December 28, 1996, as adjusted to give effect to the Transactions. The information in this table should be read in conjunction with "Pro Forma Unaudited Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited Financial Statements and accompanying notes thereto appearing elsewhere in this Prospectus.

                                                                   PEN-TAB
                                               PEN-TAB           INDUSTRIES,
                                           HOLDINGS, INC.       INC. ADJUSTED
                                        (FORMERLY PEN-TAB VA)     PRO FORMA
                                          DECEMBER 28, 1996   DECEMBER 28, 1996
                                        --------------------- -----------------
                                              (ACTUAL)           (UNAUDITED)
Dollars in thousands except per share
 amounts
Cash and cash equivalents..............        $   111            $ 16,642
                                               =======            ========
Long-term debt obligations, including
 current portion:
 Collateralized loans payable to a
  bank(1)..............................        $15,782            $    --
 Industrial development revenue bonds..          7,500               7,500
 Notes.................................            --               75,000
 Other.................................            928                 928
                                               -------            --------
                                                24,210              83,428
                                               -------            --------
Stockholders' equity:(2)
 Pen-Tab Holdings, Inc.
  Common stock:
   Class A (voting) $.01 par value,
    1,000 shares authorized and issued;
    800 shares outstanding at December
    28, 1996...........................            --                  --
   Class B (non-voting) $.01 par value,
    1,000 shares authorized and issued;
    480 shares outstanding at December
    28, 1996...........................            --                  --
  Retained earnings....................         15,052                 --
 Pen-Tab Industries, Inc.:
  Common stock.........................            --                  --
  Contributed capital..................            --               12,709
  Retained earnings (deficit)..........            --              (39,687)
                                               -------            --------
Total stockholders' equity (deficit)...        $15,052            $(26,978)
                                               =======            ========

--------
(1) The information for the collateralized loans payable to a bank listed under the actual column relates to the amounts outstanding under the then Existing Credit Facility and the information listed under the adjusted pro forma column relates to amounts outstanding under the Credit Agreement. There were no borrowings outstanding under the Credit Agreement following the closing of the Transactions.
(2) Does not give effect to the 60,937.5:1 stock split approved by the stockholders following closing of the Transactions.

                      SELECTED HISTORICAL FINANCIAL DATA

                            (DOLLARS IN THOUSANDS)

  Set forth below are selected historical financial data and other financial data of Holdings as of the dates and for the periods presented. The summary historical data of Holdings represent (i) for fiscal 1992, 1993, 1994 and 1995, the combined historical financial statements of Pen-Tab NY and Pen-Tab CA, which were controlled under common ownership and (ii) for fiscal 1996, the financial statements of Pen-Tab VA, after giving effect to the merger of Pen-Tab NY and Pen-Tab CA, effective July 1, 1996. The selected historical combined financial data as of January 2, 1993, January 1, 1994, December 31, 1994, December 30, 1995, and for the fiscal years then ended were derived from the audited Combined Financial Statements of Holdings. The selected historical financial data as of December 28, 1996 and for the fiscal year then ended was derived from the audited financial statements of Holdings.

  The information contained in this table and accompanying notes should be read in conjunction with "Pro Forma Unaudited Condensed Financial Data," "Management Discussion and Analysis of Financial Condition and Results of Operations," the audited Financial Statements and accompanying notes thereto appearing elsewhere in this Prospectus.

                                                  FISCAL YEAR
                                   ----------------------------------------------
                                    1992     1993      1994      1995      1996
                                   -------  -------  --------  --------  --------
STATEMENT OF INCOME DATA
Net sales........................  $79,491  $84,362  $90,472   $96,808   $106,365
Cost of goods sold (a)...........   62,464   67,569   70,581    74,305     74,781
Gross profit.....................   17,027   16,793   19,891    22,503     31,584
Selling, general and
 administrative expenses.........   12,720   13,241   13,346    13,204     16,024
Relocation expenses (b)..........      --       --       --      1,906        --
Interest expense, net............    1,900    2,097    2,410     2,883      2,346
Other (income) expense, net......     (104)      50       (3)      (55)        (4)
Income before income taxes.......    2,511    1,405    4,138     4,565     13,218
Income tax provision (benefit)
 (c).............................      508      531      825      (343)      (191)
Net income.......................  $ 2,003  $   874  $ 3,313   $ 4,908   $ 13,409
OTHER FINANCIAL DATA
Pro forma income tax provision
 (c).............................   $  --    $  --    $1,783    $1,948    $ 4,956
Pro forma net income (c).........      --       --     2,355     2,617      8,262
Net cash provided by operating
 activities......................    2,847      369    5,576    10,926     13,356
Net cash provided by (used in)
 financing activities............    2,451    1,482   (4,163)   (2,291)   (13,191)
Adjusted EBITDA (d)..............    6,017    5,676    8,865    11,865     17,916
Adjusted EBITDA margin (d).......      7.6%     6.7%     9.8%     12.3%      16.8%
Depreciation and amortization....    1,606    2,174    2,317     2,760      2,352
Capital expenditures.............  $ 6,545  $ 2,012  $ 1,371   $ 9,322   $    890
Ratio of earnings to fixed
 charges (e).....................      2.1x     1.5x     2.4x      2.4x       5.8x
                                                     AS OF
                                   ----------------------------------------------
                                   JAN. 2,  JAN. 1,  DEC. 31,  DEC. 30,  DEC. 28,
                                    1993     1994      1994      1995      1996
                                   -------  -------  --------  --------  --------
BALANCE SHEET DATA
Total assets.....................  $39,858  $42,675  $41,711   $43,805   $ 43,504
Long-term debt (including current
 portion)........................   28,492   30,427   26,890    28,000     24,210
Stockholders' equity.............  $ 5,663  $ 6,417  $ 8,770   $11,044   $ 15,052

--------
(a) For fiscal 1992 and 1993, Pen-Tab NY and Pen-Tab CA determined inventory cost using the first-in, first-out (FIFO) method and the last-in, first-out method (LIFO), respectively. For fiscal 1994 and subsequent periods, the Company has used the LIFO method to value substantially all of its inventory.

(b) Represents expenses relating to the relocation of the Company's headquarters and east coast manufacturing facilities from New York to Virginia. See Notes to audited Financial Statements appearing elsewhere in this Prospectus. Relocation expenses include depreciation expense of $249.

(c) Pen-Tab NY, was taxed as a "C" corporation under the Internal Revenue Code during fiscal 1992 through 1994, and accordingly was subject to federal and New York state income taxes. For fiscal 1995 and 1996, the shareholders of Pen-Tab NY elected to be treated as an "S" corporation for federal income tax purposes under which income, losses, deductions and credits were allocated to and reported by Pen-Tab NY's shareholders based on their respective ownership interests. Accordingly, no provision for income taxes was required for such periods, except for New York state income taxes.
    The shareholders of Pen-Tab CA elected to be taxed as an "S" corporation for all periods presented. Accordingly, no tax provision for federal or state income taxes was required for Pen-Tab CA during such periods, except for a 1 1/2% California state tax imposed on "S" corporations.

    Pro forma income tax provision and pro forma net income information are presented for Pen-Tab Holdings for fiscal 1994, 1995 and 1996 as if the Company had been subject to federal and state income taxes based on the tax laws in effect during the respective periods. See Notes to Financial Statements included elsewhere in this Prospectus.

(d) Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization and certain nonrecurring expenses. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, Adjusted EBITDA should not be considered in isolation as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, this measure of Adjusted EBITDA may not be comparable to similar measures reported by other companies. Historical Adjusted EBITDA amounts for fiscal 1995 has been adjusted for non-depreciation relocation expenses of $1,657, related to the relocation of the Company's headquarters and east coast manufacturing facilities from New York to Virginia. Adjusted EBITDA margin is calculated as the ratio of Adjusted EBITDA to net sales for the period. Funds depicted by adjusted EBITDA are not available for management's discretionary use due to functional requirements to conserve funds primarily for capital replacement and expansion, and debt service requirements.
(e) For purposes of the ratio of earnings to fixed charges, (i) earnings are calculated as the Company's earnings before income taxes and fixed charges and (ii) fixed charges include interest on all indebtedness, amortization of deferred financing costs and one-third of operating lease expense.

                 PRO FORMA UNAUDITED CONDENSED FINANCIAL DATA

  The following pro forma unaudited condensed financial data (the "Adjusted Pro Forma Data") is based upon the historical financial statements of Holdings for the year ended December 28, 1996 included elsewhere in this Prospectus, adjusted to give effect to (i) the transfer of all of the assets and liabilities of Holdings to a new entity (Pen-Tab) in accordance with the Recapitalization Agreement; (ii) the issuance of $75.0 million aggregate principal amount of Notes and recognition of (a) the related interest expense thereon at a rate of 10 7/8% per annum and (b) amortization of deferred bond issuance costs; (iii) the transfer via dividend of $33.2 million in cash from Pen-Tab to Holdings; (iv) the repayment of amounts due under the Existing Credit Facility; (v) the payment of $1.0 million in expenses relating to the Transactions via dividend distribution to Holdings and (vi) the payment of $5.5 million dividend distribution to shareholders as of February 3, 1997. The Pro Forma Unaudited Condensed Statement of Income Data gives effect to such transactions as if they had occurred as of January 1, 1996, and the Pro Forma Unaudited Condensed Balance Sheet Data gives effect to such transactions as if they had occurred as of December 28, 1996.

  The transactions and the related adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Data does not purport to represent what the Company's results of operations or financial condition would actually have been had such transactions in fact occurred on such dates or to project the Company's results of operations or financial condition for any future period or date. The Pro Forma Financial Data should be read in conjunction with the historical combined financial statements of the Company included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

               PRO FORMA UNAUDITED CONDENSED STATEMENT OF INCOME

                             (DOLLARS IN THOUSANDS)

                                             YEAR ENDED DECEMBER 28, 1996
                          ------------------------------------------------------------------------
                             PEN-TAB                                                 PEN-TAB
                          HOLDINGS, INC.  "S" CORP.                              INDUSTRIES, INC.
                           (HISTORICAL)  TERMINATION   PRO FORMA  ADJUSTMENTS   ADJUSTED PRO FORMA
                          -------------- -----------   ---------  -----------   ------------------
Net sales...............     $106,365      $   --      $106,365     $   --           $106,365
Cost of goods sold......       74,781          --        74,781         --             74,781
Selling, general and
 administrative
 expenses...............       16,024          --        16,024         --             16,024
                             --------      -------     --------     -------          --------
                               15,560          --        15,560         --             15,560
                             --------      -------     --------     -------          --------
Interest expense, net...        2,346          --         2,346       6,567 (b)         8,913
Other expense, net......           (4)         --            (4)        --                 (4)
                             --------      -------     --------     -------          --------
Income (loss) before in-
 come taxes.............       13,218          --        13,218      (6,567)            6,651
Income tax provision
 (benefit)..............         (191)       5,147 (a)    4,956      (2,462)(c)         2,494
                             --------      -------     --------     -------          --------
Net income (loss).......     $ 13,409      $(5,147)    $  8,262     $(4,105)         $  4,157
                             ========      =======     ========     =======          ========

       See notes to the Pro forma Unaudited Condensed Statement of Income

                    NOTES TO PRO FORMA UNAUDITED CONDENSED

                              STATEMENT OF INCOME

                            (DOLLARS IN THOUSANDS)

(a) Holdings' "S" corporation status terminated upon completion of the Transactions, and profits earned after February 4, 1997 will be subject to federal and state income taxes. The pro forma condensed statement of income contains an adjustment to reflect the estimated income tax provision on historical income before taxes which would have been recorded had Holdings been a "C" corporation during the year ended December 28, 1996. The Pro Forma Unaudited Condensed Statement of Income does not reflect the nonrecurring deferred tax provision to record the net deferred tax liability assumed by Pen-Tab upon termination of Holdings' "S" corporation status, estimated to be $2,343 as of December 28, 1996. Refer to Note(b) on page 28.

(b) The pro forma adjustment to interest expense reflects the following:

                                                                  YEAR ENDED
                                                               DECEMBER 28, 1996
                                                               -----------------
   Elimination of historical interest expense for amounts re-
    paid under the Existing Credit Facility as a result of
    the Transactions.........................................       $(1,889)
   Interest expense on Notes, at a rate of 10 7/8% per annum.         8,156
   Amortization of the estimated debt issuance costs related
    to the Offering..........................................           300
                                                                    -------
                                                                    $ 6,567
                                                                    =======

  The above pro forma adjustment does not include the additional interest expense that would become payable if the Notes are not subsequently registered for resale. See "Description of Exchange Notes."

(c) To reflect the estimated income tax provision on pro forma adjustments.

                PRO FORMA UNAUDITED CONDENSED BALANCE SHEET DATA

                             (DOLLARS IN THOUSANDS)

                                               AT DECEMBER 28, 1996
                          -------------------------------------------------------------------------
                                                                                           PEN-TAB
                             PEN-TAB     "S" CORP.              ISSUANCE                  ADJUSTED
                          HISTORICAL(A) TERMINATION   PRO FORMA OF NOTES      OTHER       PRO FORMA
                          ------------- -----------   --------- --------     --------     ---------
ASSETS
Current assets:
 Cash...................     $   111      $  --        $   111  $72,000 (c)  $(34,187)(d)
                                                                              (15,782)(e)
                                                                               (5,500)(f)  $16,642
 Accounts receivable....      10,697         --         10,697      --            --        10,697
 Inventories............      14,738         --         14,738      --            --        14,738
 Prepaid expenses and
  other current assets..         577         --            577      --            --           577
                             -------      ------       -------  -------      --------      -------
Total current assets....      26,123         --         26,123   72,000       (55,469)      42,654
                             -------      ------       -------  -------      --------      -------
Property, plant and
 equipment--net.........      16,767         --         16,767      --            --        16,767
Other assets............         614         --            614    3,000 (c)       --         3,614
                             -------      ------       -------  -------      --------      -------
Total assets............     $43,504      $  --        $43,504  $75,000      $(55,469)     $63,035
                             =======      ======       =======  =======      ========      =======
LIABILITIES AND
 STOCKHOLDER'S EQUITY
 (DEFICIT)
Current liabilities:
 Accounts payable.......     $ 2,774      $  --        $ 2,774  $   --       $    --       $ 2,774
 Accrued expenses and
  other liabilities.....       1,468         --          1,468      --            --         1,468
 Deferred income taxes..         --          474 (b)       474      --            --           474
 Current portion of
  long-term debt........      16,037         --         16,037      --        (15,782)(e)      255
                             -------      ------       -------  -------      --------      -------
Total current liabili-
 ties...................      20,279         474        20,753      --        (15,782)       4,971
                             -------      ------       -------  -------      --------      -------
Long-term debt..........       8,173         --          8,173      --            --         8,173
Senior Subordinated
 Notes..................         --          --            --    75,000 (c)       --        75,000
Deferred income taxes--
 long-term..............         --        1,869 (b)     1,869      --            --         1,869
                             -------      ------       -------  -------      --------      -------
Total long-term liabili-
 ties...................       8,173       1,869        10,042   75,000           --        85,042
                             -------      ------       -------  -------      --------      -------
Stockholder's equity
 (deficit):
 Contributed capital....      15,052      (2,343)(b)    12,709      --            --        12,709
 Retained Earnings (def-
  icit).................         --          --            --       --        (34,187)(d)
                                                                               (5,500)(f)  (39,687)
                             -------      ------       -------  -------      --------      -------
Total stockholder's
 equity (deficit).......      15,052      (2,343)       12,709      --        (39,687)     (26,978)
                             -------      ------       -------  -------      --------      -------
Total liabilities and
 equity.................     $43,504      $  --        $43,504  $75,000      $(55,469)     $63,035
                             =======      ======       =======  =======      ========      =======

         See notes to Pro Forma Unaudited Condensed Balance Sheet Data

         NOTES TO THE PRO FORMA UNAUDITED CONDENSED BALANCE SHEET DATA

                            (DOLLARS IN THOUSANDS)

(a) To reflect the transfer of all of the assets and liabilities of Holdings as of December 28, 1996 to Pen-Tab.

(b) To reflect the deferred tax liabilities assumed by Pen-Tab upon termination of Holdings' "S" corporation election for federal and state income tax purposes.

    Holdings' "S" corporation status will terminate upon completion of the Transactions, and the Company will be subject to income tax expense at the corporate level. The pro forma deferred tax assets and liabilities represent the tax effects of the cumulative differences between the financial reporting bases and tax bases of certain assets and liabilities as of December 28, 1996. The actual deferred tax assets and liabilities recorded will be adjusted to reflect the effect of operations of the Company for the period from December 28, 1996 through the date immediately preceding the termination of its "S" corporation status.

    The Company's pro forma current deferred tax liability consists primarily of the tax effect of the difference between the LIFO reserve for financial reporting purposes versus its value for tax purposes. The Company's pro forma long-term deferred tax liability consists primarily of the tax effect of the accumulated difference between the financial reporting basis and tax basis of property, plant and equipment.

(c) To reflect the issuance of $75,000 aggregate principal amount of Notes and payment of estimated debt issuance costs of $3,000.

(d) To reflect the dividend from Pen-Tab to Holdings in accordance with the Recapitalization Agreement of $34,187, including $1,000 paid for transaction expenses related to the Redemption and Exchange.

(e) To reflect the repayment of amounts borrowed under the then Existing Credit Facility as of December 28, 1996.

(f) To reflect a dividend distribution to shareholders on February 3, 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The following discussion should be read in conjunction with the "Selected Historical Financial Data", the audited Financial Statements and accompanying notes thereto included elsewhere in this Prospectus.

  The Company is a leading U.S. manufacturer of school and office supply products. The Company's products include binders, pads, spiral and coilless notebooks, planners, envelopes, school supplies and arts and crafts products in hundreds of configurations. The Company has developed strong consumer recognition for its proprietary and upscale styles under the Pen-Tab(R), Pen-Tab Pro(R), Pen-Tab Paper Store(R) and Expert(R) brand names. The Company is also a leading supplier of vinyl packaging products designed primarily for audio and video cassette tapes. Certain factors which have affected, and may affect prospectively, the operating results of the Company are discussed below.

  Differentiated products. In 1992, the Company recognized a previously unfulfilled demand for higher quality, functionally superior, upscale school and office-related products. The Company pioneered a line of these higher price point and margin, branded products to serve the school and office products markets. Substantially all of the Company's increase in sales since 1992 is due to the introduction of differentiated products. Additionally, the Company's differentiated products and product lines result in higher margins for the Company and its customers. Demand for differentiated products has risen steadily since 1992 when the Company first introduced them and the Company expects a significant portion of its future growth to come from increased sales of differentiated products.

  Seasonality. As a result of the seasonal nature of the back-to-school sector of the business, the Company's inventory and associated working capital borrowings typically increase throughout the calendar year until the latter part of May and early June. At such time, the inventory is shipped to customers, and converted into receivables. By the middle of September, account collections occur and working capital borrowing is reduced.

  Significant infrastructure investments. During the past six years, the Company has made $21 million of infrastructure investments including the relocation of the Company's headquarters and east coast manufacturing facility from New York to Virginia in October 1995 and certain capital equipment expenditures. The relocation and capital expenditures provide the Company with available unused manufacturing capacity to support an additional $50 million to $60 million in sales of paper products with no significant additional capital expenditures. In addition, the relocation has positioned the Company with ready access to a low-cost, skilled workforce and lower manufacturing costs.

  Paper prices. Paper represents the largest component of the Company's cost of goods sold. While paper prices are currently at approximately the same levels as in 1991, certain commodity grades have shown considerable price volatility during that period. The Company's pricing policies generally enable it to set product prices consistently with the Company's cost of paper at the time of shipment. The Company believes that it is able to price its products so as to minimize the impact of price volatility on dollar margins. However, significant and unusual price fluctuations occurred during 1995 and 1996 which were not all passed on to customers causing unusual profits in 1995 and unusual losses in 1996. As a result of new product introductions, a substantial portion of which have little or no paper content, the Company offers a broader and more diverse product mix which is less susceptible to paper price fluctuations. See "Risk Factors--Risks Associated with Fluctuations in Paper Costs."

RESULTS OF OPERATIONS

  The following table summarizes the Company's historical results of operations as a percentage of net sales:

                                            FISCAL 1994 FISCAL 1995 FISCAL 1996
                                            ----------- ----------- -----------
INCOME STATEMENT DATA:
Net sales..................................    100.0%      100.0%      100.0%
Gross Profit...............................     22.0        23.2        29.7
Selling, general and administrative ex-
 penses....................................     14.8        13.6        15.1
Relocation expenses........................      --          2.0         --
Income from operations.....................      7.2         7.6        14.6
Interest expense, net......................      2.7         3.0         2.2
Other (income) expense, net................      --         (0.1)        --
                                               -----       -----       -----
Income before income taxes.................      4.6         4.7        12.4
Income taxes provision (benefit)...........      0.9        (0.4)       (0.2)
                                               -----       -----       -----
Net income.................................      3.7%        5.1%       12.6%
                                               =====       =====       =====

FISCAL 1996 COMPARED TO FISCAL 1995

  Net sales for the year ended December 28, 1996 increased by $9.6 million, or 9.9%, to $106.4 million from $96.8 million for the year ended December 30, 1995. The increase is primarily due to sales of differentiated products partially offset by a $2.1 million decrease in sales of Vinylweld products. For the core product group, increased volumes were substantially offset by lower prices resulting in flat sales between the periods.

  Gross profit for the year ended December 28, 1996 increased by $9.1 million, or 40.4%, to $31.6 million from $22.5 for the year ended December 30, 1995. Gross profit margin increased to 29.7% for the year ended December 28, 1996 from 23.2% for the year ended December 30, 1995. The increase in gross profit margin is related to (i) an increase in 1996 of sales of high margin differentiated products, (ii) a LIFO adjustment decreasing gross profit in 1995 by $3.4 million due to significant increases in the cost of paper and a LIFO adjustment increasing gross profit in 1996 by $3.6 million due to significant decreases in the cost of paper and (iii) significant and unusual paper price fluctuations which caused the Company to experience inventory gains of $1.8 million in 1995 due to selling lower priced inventory at the then current higher selling prices and inventory losses of $3.1 million in 1996 due to selling higher priced inventory at the then current lower selling prices. Vinylweld gross profit percentage increased 5.7% in 1996 from 1995 due to productivity improvements in the plant. However, decreases in unit volume caused gross profit to be flat between the periods.

  SG&A expenses for the year ended December 28, 1996 increased $2.8 million, or 21.4%, to $16.0 million from $13.2 million for the year ended December 30, 1995. As a percentage of net sales, SG&A expenses increased to 15.1% for the year ended December 28, 1996 from 13.6% for the year ended December 30, 1995 as a result of a multimedia advertising campaign launched in 1996. Vinylweld SG&A expenses decreased by $0.4 million or 21.8% from $1.8 million in 1995 to $1.4 million in 1996. The decrease is primarily attributed to an increase in non-commission sales.

  Income from operations for the year ended December 28, 1996 increased by $6.3 million to $15.6 million from $9.3 million for the year ended December 30, 1995. Income from operations as a percentage of net sales for the year ended December 28, 1996 increased to 14.6% from 9.6% for the year ended December 30, 1995.

  Interest expense for the year ended December 28, 1996 decreased $0.6 million to $2.3 million from $2.9 million for the year ended December 30, 1995. The decrease is attributable primarily to a lower interest rate which applied to borrowings during 1996 compared to 1995. This was offset by a full year of interest expense in 1996 on Industrial Development Revenue Bonds used to finance the construction of the Virginia plant.

FISCAL 1995 COMPARED TO FISCAL 1994

  Net sales for the year ended December 30, 1995 increased by $6.3 million, or 7.0%, to $96.8 million from $90.5 million for the year ended December 31, 1994. The increase is primarily due to increases in sales of differentiated products of $7.2 million and Vinylweld products of $0.6 million offset by decreases in sales of core products of $1.5 million. The reduction in the Company's sales of core products was primarily attributable to the Company's selective elimination of numerous accounts which were not as profitable as the major accounts.

  Gross profit for the year ended December 30, 1995 increased by $2.6 million, or 13.1%, to $22.5 million, from $19.9 million for the year ended December 31, 1994. Gross profit margin increased in the year ended December 30, 1995 to 23.2% from 22.0% in 1994. The increase is principally a result of (i) an increase in 1995 of sales of high margin differentiated products (ii) offset by LIFO adjustments decreasing gross profit in 1995 by $3.5 million and in 1994 by $1.2 million due to significant increases in the cost of paper. The negative LIFO effect of $3.5 million in 1995 was partially offset by inventory gains of $1.8 million due to selling lower priced inventory at the then current higher selling prices. Vinylweld gross profit and gross profit percentage remained flat between the periods.

  SG&A expenses for the year ended December 30, 1995 decreased by $0.1 million, or 1.1%, to $13.2 million, from $13.3 million for the year ended December 31, 1994. SG&A as a percentage of net sales for the year ended December 30, 1995 decreased to 13.6% from 14.8% in 1994, as a result of increases in unit selling prices, due to paper price increases and selling a more favorable mix of higher priced differentiated products causing shipping expenses to decrease as a percentage of sales. Vinylweld SG&A expenses remained flat between the periods.

  Relocation expenses. During the fourth quarter of 1995 the Company relocated its headquarters and one of its manufacturing facilities from New York to Virginia. As a result, certain relocation expense charges totaling $1.9 million were incurred and classified as relocation expense in the income statement.

  Income from operations for the year ended December 30, 1995 increased by $2.8 million to $9.3 million from $6.5 million in 1994, for the reasons stated above. Income from operations as a percentage of net sales for the year ended December 30, 1995 increased to 9.6% from 7.2% for the year ended December 31, 1994.

  Interest expense for the year ended December 30, 1995 increased $0.5 million, or 19.6%, to $2.9 million from $2.4 million for the year ended December 31, 1994. The increase is attributable primarily to a 1.75% increase in the average Prime rate in 1995 offset by a reduction in 1995 in the interest rate on the credit facility from Prime plus 0.5% to Prime.

  Income tax benefit for the year ended December 30, 1995 reflects an effective tax rate of 8.8%, versus a 19.9% effective tax rate in 1994. During 1995 the Company recognized a federal income tax benefit related to a change from "C" corporation status to "S" corporation status under which a deferred tax liability of $0.7 million was recognized as income. The net tax benefit represents the difference between the adjustment to the deferred tax liability and state income tax expense for the year.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operating activities for the year ended December 28, 1996 was $13.4 million as compared to $10.9 million for the year ended December 30, 1995. The increase was primarily attributable to an $8.5 million increase in net income offset by $6.0 million increase in working capital. Such increase in working capital was primarily attributable to higher accounts receivable and inventory balances as of December 28, 1996.

  Net cash provided by operating activities for the year ended December 30, 1995 was $10.9 million as compared to $5.6 million for the year ended December 31, 1994. The increase was primarily attributable to $1.6 million and $4.4 million increase in net income and decrease in working capital, respectively. Such a decrease in working capital was primarily attributable to a lower accounts receivable balance as of December 30, 1995.

  Cash used in financing activities for fiscal years 1996, 1995 and 1994, was $13.2 million, $2.3 million and $4.2 million, respectively, and consisted primarily of the net repayment of long term debt (amounting to $3.8 million, $7.2 million and $3.5 million for fiscal 1996, 1995 and 1994, respectively) and dividends to shareholders (amounting to $9.4 million, $2.6 million and $1.0 million for fiscal 1996, 1995 and 1994, respectively) offset by $7.5 million of Industrial Development Bonds for the year ended December 30, 1995.

  Capital expenditures in the fiscal years 1996, 1995 and 1994 were $0.9 million, $9.3 million and $1.4 million, respectively. The capital expenditures for 1995 included $7.5 million for the construction of the Company's headquarters and Virginia manufacturing facility. The Company expects that capital expenditure requirements will be approximately $1.0 million for 1997. The Company believes capital expenditure levels are sufficient to maintain competitiveness and to provide sufficient manufacturing capacity. The Company expects to fund capital expenditures primarily from available cash balances and cash generated from operating activities.

  The Company's average working capital borrowings under the then Existing Credit Facility for fiscal 1996, 1995 and 1994 was $24.9 million, $29.7 million, and $30.6 million, respectively. The Company's maximum working capital borrowings outstanding were $39.4 million, $44.1 million, and $41.8 million.

  Following completion of the Transactions, additional interest expense associated with borrowings under the Credit Agreement and the Exchange Notes will significantly increase the Company's liquidity requirements. Following completion of the Transactions, no borrowings were outstanding under the Credit Agreement. The Credit Agreement and the Indenture impose certain restrictions on the Company, including restrictions on its ability to incur indebtedness, pay dividends, make investments, grant liens, sell its assets and engage in certain other activities. In addition, indebtedness under the Credit Agreement is secured by substantially all of the assets of Pen-Tab, including Pen-Tab's real and personal property, inventory, accounts receivable, intellectual property and other intangibles. See "Description of Certain Indebtedness--Credit Agreement." Pen-Tab expects that cash flows from future operating activities together with borrowings available under the Credit Agreement will be sufficient to fund Pen-Tab's working capital needs, capital spending requirements and debt service requirements for the foreseeable future.

  The information below relating to the Credit Agreement is a summary of all the material terms thereof qualified by reference to the complete text of the documents entered into in connection therewith. Borrowings under the Credit Agreement are available for working capital and general corporate purposes, including letters of credit. The Credit Agreement is secured by first priority liens on substantially all of Pen-Tab's assets. Pen-Tab did not draw upon the Credit Agreement in connection with the consummation of the Transactions.

  The Credit Agreement expires one year from the date of closing, unless extended. The interest rate per annum applicable to the Credit Agreement is the prime rate, as announced by the Bank plus a margin from 0.0% to 0.5% or, at Pen-Tab's option, the Eurodollar rate plus a margin from 1.0% to 2.0% (based on Pen-Tab's ratio of FIFO EBITDA minus capital expenditures to Interest Expense). Pen-Tab is not required to pay a commitment fee on unused commitments under the Credit Agreement. The Credit Agreement permits Pen-Tab to prepay loans and to permanently reduce credit commitments or letters of credit, in whole or in part, at any time in certain minimum amounts.

  The availability of the Credit Agreement is subject to various conditions precedent. Advances are made under the Credit Agreement based on a borrowing base comprised of eligible accounts receivable, inventory and net fixed assets at the following advance rates: 85% of the value of eligible accounts receivable, plus 55% of the value of eligible inventory, plus approximately $7.4 million on net fixed assets (which amortizes over time; minus a reserve of $2.5 million).

  Management believes that based on current levels of operations and anticipated internal growth, cash flow provided by future operating activities, together with other available sources of funds including the availability of seasonal borrowings under the Credit Agreement will be adequate for the foreseeable future to make required payments of principal and interest on Pen-Tab's indebtedness, to fund anticipated capital expenditures and working capital requirements. The ability of Pen-Tab to meet its debt service obligations and reduce its total debt will be dependent, however, upon the future performance of Pen-Tab which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond Pen-Tab's control. A portion of Pen-Tab's debt bears interest at floating rates; therefore, its financial condition is and will continue to be affected by changes in prevailing interest rates.

INFLATION

  The Company believes that inflation has not had a material impact on its results of operations for the three years ended December 28, 1996.

                                   INDUSTRY

SCHOOL, HOME AND OFFICE PRODUCTS

  The North American school, home and office products industry, excluding contract office furniture and business machines, generates approximately $60 billion to $70 billion in annual sales at retail prices. The Company believes that the market has grown at an approximate average annual rate of 4% from 1992 to 1995. School, home and office products include paper, envelopes, writing products, writing instruments, mailroom supplies, filing supplies, organizers, desktop accessories, business forms, binders, tape, printed products, staples and fastening products and other consumable items. The Company participates in the school supplies, business and correspondence products, and envelope industry sectors.

  School supplies. This sector includes wirebound notebooks, binders, filler paper, art papers and upscale personal use/organizational products. The U.S. school age population is expected to reach an estimated 54.4 million students by the year 2000 compared to 50.7 million in 1995. This growth marks an improvement over a decline in student enrollment over the last two decades. Total enrollment in higher education is also expected to continue to rise steadily further supporting demand for quality, educational based products. The Company estimates the 1996 market for both upscale and basic use school supplies at wholesale prices was approximately $3.2 billion in size.

  Business and correspondence products. The business and correspondence products sector includes writing pads, specialty notebooks, easels, flip charts, data pads, message pads, certain business forms, specialty computer forms, business machine paper, organizers and other categories, including a wide range of products based on size, quality, finish, thickness, reusability/refillability and various customized features. The Company estimates that the 1996 market for business and correspondence products at wholesale prices was approximately $2.9 billion in size.

  Envelopes. The envelope sector includes both standard size and specialty envelopes such as catalog mailing envelopes, envelopes closable by metal clasp or button-and-string, and giant, X-ray, remittance and overnight delivery envelopes. Envelopes are made from mill branded and commodity grades of paper. According to the Envelope Manufacturers Association of America, the United States envelope market in 1995 was estimated to be approximately $2.8 billion dollars at wholesale prices or 168.6 billion units at the manufacturer's level. The historical growth rate for the envelope market has shown high correlation with that of Gross Domestic Product.

  The Company believes that demand for school supplies, business and correspondence products, and envelopes has not been significantly affected by the growth in electronic office tools such as e-mail and electronic organizers and the Company does not expect these tools to have a significant impact on such demand for the foreseeable future.

DISTRIBUTION

  School, home and office products are distributed from the manufacturer to the end-user through several different channels, including retail channels such as mass merchandisers, warehouse clubs and national office product superstores; commercial channels such as national contract stationers; and other channels such as regional distributors, school campuses and direct mail. Business and correspondence products and a relatively small portion of envelopes were traditionally distributed through contract stationers, wholesalers and independent dealers. Envelopes have been distributed primarily through paper merchants/distributors. Since the mid-1980s, the school, home and office products industry has experienced significant changes in the channels through which products are distributed such as the emergence of new channels, including mass merchandisers, national office product superstores and national contract stationers, and consolidation within these and other channels. As a result of these changes, approximately 6,800 office product distributors existed in 1994 compared with approximately 13,300 in 1987.

  Retail channels. The Company estimates that total 1995 sales of school, home and office products to end-users in North America through retail channels were approximately $25 billion. Mass merchandisers (such as Target, Wal-Mart and K-
Mart), warehouse clubs (such as Price Costco) and office products superstores (such as Staples, Office Depot and Office Max) are significant and growing retailers of office products. In addition to the growth experienced by these operators within the retail channel, the retail channel as a whole has also captured significant market share from other distribution channels.

  Commercial channels. The Company estimates that total 1995 sales of office products to end-users in North America through commercial channels were approximately $30 billion. Commercial distributors typically serve large and medium-sized business customers through product catalogs and direct sales forces. Generally, commercial distributors stock products in distribution centers and deliver them to customers on a next-day basis against orders received electronically, by telephone or fax, or taken by a salesperson on the customer's premises. A growing sector within commercial channels is the contract stationer channel. Major contract stationers purchase in large quantities directly from manufacturers, rely upon wholesaler intermediaries to only a limited extent for inventory backup and product breadth, and offer significant volume-related discounts and a high level of service to their customers. In the past, most contract stationers have operated in only one or very few major metropolitan areas. There has been significant consolidation of contract stationers into national companies in recent years, and the Company expects this consolidation trend to continue. Major national participants include Boise Cascade Office Products, BT Office Products, Corporate Express, U.S. Office Products and the contract stationer divisions of Office Depot and Staples. These national contract stationers now account for approximately 25% of commercial office products sales and approximately 11% of total office products sales. Given this consolidation and opportunity for growth, suppliers capable of distributing a broad and deep product line nationwide, such as the Company, are best positioned to serve major contract stationers.

  Other channels. The Company estimates that total sales of office products to end-users in North America through other channels, such as regional distributors, school campuses and direct mail, are approximately $10 billion.

  The Company's strategy with respect to each of these distribution channels is to focus on the most rapidly growing customers, particularly dominant industry participants leading the trend towards consolidation. See "Business-- Growth Strategy."

VINYL PACKAGING INDUSTRY

  The vinyl packaging industry includes suppliers of custom packaging products for audio cassette tapes and compact discs, video cassette tapes and computer compact disc cartridges. Major customers include the publishing industry for its audio and video cassette packages, including foreign language tutorials, self-help guide, and motivational packages and the producers of cassette tapes sold through infomercials.

  The vinyl packaging industry is highly fragmented, with suppliers utilizing a variety of solutions to the unique challenges in packaging audio, video and computer products. Standard industry technology, however, includes vacuum-forming and radio frequency sealing (often referred to as heat-sealing) for audio and video packaging.

                                   BUSINESS

  The Company is a leading U.S. manufacturer of school, home and office supply products. Pen-Tab's core products include binders, pads, filler paper, spiral and coilless notebooks, planners, envelopes, school supplies and arts and crafts products in hundreds of configurations. In 1992, the Company recognized a previously unfulfilled demand for higher quality, upscale school and office-related products. Pen-Tab pioneered a line of these higher price point, branded products to serve the school and office product markets. Pen-Tab has developed strong consumer recognition for its proprietary office styles and its upscale school styles under the Pen-Tab(R), Pen-Tab Pro(R) and Expert(R) brand names. These differentiated products provide both the Company and the retailer with higher margins. Pen-Tab, through its Vinylweld division, is also a leading supplier of vinyl packaging products designed primarily for audio and video cassette tapes. For fiscal 1996, core products represented 59.9% of revenue, differentiated products represented 30.3% of revenue and Vinylweld represented 9.8% of revenue. For fiscal 1996, school-related products represented 59.4% of revenue, office-related products represented 30.8% of revenue and Vinylweld represented 9.8% of revenue.

  Pen-Tab's move into differentiated products is primarily responsible for the Company's significant increases in sales and profitability. From 1993 to 1996, the Company's sales have grown from $84.4 million to $106.4 million and Adjusted EBITDA (as defined herein) has grown from $5.7 million to $17.9 million. During the same period, the Company's Adjusted EBITDA margin increased from 6.7% to 16.8%. The Company's strategy is to grow through continued internal design of new, differentiated product lines and possible strategic acquisitions.

  The Company has a long-standing customer base featuring mass merchandisers, national discount stores, wholesale clubs, and office supply superstores in the United States and Canada. The Company is headquartered in a newly built 282,000 sq. ft. facility in Front Royal, Virginia. Pen-Tab also maintains large, modern manufacturing facilities in Chicago and Los Angeles. The Company has invested heavily in state-of-the-art automated production equipment to provide a low cost manufacturing environment. As of December 28, 1996, the Company employed approximately 750 people in its three facilities.

COMPETITIVE STRENGTHS

  The combination of the Company's products, customers and proven track record distinguishes it as a leading manufacturer and marketer of school, home and office products in North America. The Company attributes this success and its continued opportunities for growth and profitability to the following competitive strengths:

  . Market leader in differentiated, branded school, home and office products. Pen-Tab is widely recognized as a market leader in differentiated, branded school, home and office products. Pen-Tab has pioneered a line of high-quality, functionally superior, higher price point and margin, branded items to serve the school and office products markets. Consumer demand for its proprietary products has been strong. Demand for differentiated products has risen steadily since 1992 when the Company first introduced them and the Company expects a significant portion of its future growth to come from increased sales of differentiated products.

  . Partnering reduces inventory risk. Pen-Tab's creative department has strong design capabilities and together with senior sales and marketing people has been successful in developing these relationships with major customers. Senior sales management personally handle the Company's largest accounts allowing the Company to design branded products in concert with its major customers, tailoring high-quality, upscale products to meet a mutual vision. The Company's differentiated, branded school-related products are only mass-produced once they have been pre-sponsored by a major customer.

  . Strong brand name recognition. Through the manufacturing of high-quality products for over 60 years, Pen-Tab has developed strong brand recognition with consumers, retailers and distributors. The Company focuses on building its brand name by internally designing new, differentiated products and product formats and does not produce products under license. This allows the Company to achieve higher margins than would be achievable with core products without the additional expense of licensing fees. Several trademarks, sub-brands and proprietary styles, including Pen-Tab(R), Pen-Tab Pro(R) and Expert(R), have been developed to service targeted market sectors. In an effort to further enhance its brand equity and consumer and retailer loyalty, the Company recently initiated a television advertising campaign on which it spent $2.0 million during 1996.

  . Modern, efficient and strategically located facilities. Over the past six years, the Company has invested over $21 million in the latest advances in plant and capital equipment. Management has expanded manufacturing capacity in advance of customer demand. The Company has available unused manufacturing capacity to support an additional $50 million to $60 million in sales of paper products with no significant additional capital expenditures. Management believes the Company's heavy investment in technologically advanced high-speed equipment provides it with what it believes to be one of the lowest manufacturing cost environments in the school, home and office products industry. Moreover, with large plants in or near the metropolitan areas of Los Angeles, Chicago and Washington D.C., Pen-Tab is well positioned to serve the largest national retailers and distributors in the United States. Its locations offer additional expansion capacity and ready access to low-cost road and rail transportation. The Company relocated to Virginia in October 1995 for improved access to a low-cost, skilled workforce, lower manufacturing costs and additional expansion capacity.

  . Long-standing customer base. Pen-Tab has cultivated long-term customer relationships with well-capitalized, high-growth retailers and distributors in the school, home and office products industry. Management has identified the fastest growing distribution channels in the Company's marketplaces and has focused the resources of the Company on the key accounts in those channels. The Company's customers include the nation's largest discount stores and mass merchandisers, wholesale clubs, office supply superstores and contract stationers. These customers are expected to benefit from the continuing consolidation of retailers and distributors in the school and office products category.

  . Leading edge information systems. Pen-Tab's newly installed state-of-the-art network and MRP II software system manages the manufacturing, accounting, distribution, inventory, sales and billing systems. The system links all of the Company's locations to provide timely information for management. The Company has also established electronic data interchange programs with numerous customers.

  . Experienced management team. Between them, Alan Hodes, President and Chief Executive Officer of the Company, and Michael Greenberg, Executive Vice President of the Company, have over 55 years with the Company. The Company has supplemented its senior management ranks with a strong team of new sales, marketing and design professionals within the past five years. Management has profitably operated the Company under leveraged conditions and has successfully integrated the operations of acquired companies into the Company's existing business. Management will hold a significant equity interest in the Company following the Transactions and is committed to the long-term success of the Company.

GROWTH STRATEGY

  The school, home and office products industry is a growing, consolidating industry in which the Company has a significant market position. According to the U.S. Department of Education and LINK Resources Corp., enrollment in elementary and secondary schools is expected to rise to an estimated 54.4 million by the year 2000 from 50.7 million in 1995. This growth in enrollment, coupled with an increased demand for high-quality, functionally superior, creatively designed school-related products, provides a large potential market for upscale, differentiated products. The Company's strategy is to fulfil the demand for upscale, differentiated products in the school, home and office products markets, by pursuing the following:

  . Focus on rapidly growing customers. The Company serves many of the largest and best positioned customers in the school, home and office products industry including mass merchandisers, warehouse clubs, national office products superstores, and national contract stationers. Sales to the three largest companies in each of these distribution channels represent approximately 64.5% of the Company's 1996 net sales. Anticipating further consolidation in the school, home and office products industry, the Company expects that its national scope and broad product line will be increasingly important in meeting the needs of its customers. The Company will continue to target those customers driving consolidation in the school, home and office products industry.

  . Continue to introduce differentiated products. Differentiated, higher value-added, branded products give the Company a greater selection to offer its customers and improve product line profitability for both the Company and its customers. The Company plans to continue to distinguish itself from other suppliers and improve profitability through product innovation, differentiation and line extensions. The Company will accomplish this by continued internal design of new, differentiated product lines.

  . Focus on partnering relationships. The Company will continue to utilize and expand the integrated efforts of the creative department and senior sales and marketing personnel to develop and foster partnering relationships with major customers. Partnering should allow the Company to continue designing branded products in concert with its major customers while expanding production of upscale products that meet a mutual vision.

  . Broaden product distribution. The Company's market presence and distribution strength position it to sell new or acquired product lines across its distribution channels, including mass merchandisers, national office products superstores, national contract stationers, and office product wholesalers. In the future, Pen-Tab intends to strengthen its position in the contract stationer market. Pen-Tab has recently established a strong relationship with B.T. Office Products International, Inc., one of the nation's largest contract stationers. Currently, however, the Company has not entered into any contractual or exclusive dealing arrangements with B.T. Office Products International, Inc. National contract stationers account for approximately 25% of commercial office products sales, a $25 billion to $30 billion market in 1995.

  . Growth through acquisition. In addition to the growth the Company expects to come from the development of new, differentiated products and product lines and expanding sales of existing products and product lines, the Company actively evaluates acquisition candidates. Future strategic acquisitions may be undertaken to broaden the Company's product lines, expand its manufacturing capacity, and strengthen its presence within the various channels of distribution. The Company currently has no plans with respect to any specific material acquisition.

PRODUCTS AND SERVICES

  The Company designs, manufactures and markets school, home and office-related products, custom binders and other related packaging materials. Pen-Tab's core products include binders, pads, filler paper, wirebound notebooks, and envelopes. Pen-Tab manufactures over 500 variations of these core products, based on differences in color, size, count, packaging and other features.

  Several years ago, management recognized a market need for well-designed, high-quality, functionally superior school and office products. To serve this need, Pen-Tab pioneered a new line of branded, differentiated products with value-added features. The Company's high-quality, fashion-forward school-related designs and high-quality, functionally superior, office-related products have been very successful with major mass merchandisers and consumers. Approximately 30 percent of the Company's 1996 sales are derived from differentiated products which have been developed over the last four years.

  School-related products (59.4% of 1996 net sales). The Company produces tablets, spiral and coilless notebooks, filler paper and binders for the school market. Pen-Tab's high-technology production equipment is designed to produce these products in mass quantity in virtually any configuration according to the customer needs. The Company also designs, assembles and markets nylon binders, planners, knapsacks and other school products. Products are packaged in a variety of quantities, rulings, sizes and papers.

  Pen-Tab is a market leader for higher quality, upscale, creatively designed school products largely for the teenage market. The Company's design department has carefully researched market demands to develop a range of product offerings. The Company created a broad line of innovative styles and designs to appeal to segmented markets of school-age children through its Pen-Tab Pro(R), Tough Tracks(R), Pro-Active Black Lightning, Pro-Active, Pro Ball(R) and Pen-Tab Online(R) product lines. Durable nylon covers and colorful designs have been incorporated into core products to differentiate its line. The value-added products sell at retail price points up to $20. Whereas certain basic school supplies often work as a loss leader for retailers, Pen-Tab's differentiated products give a mass merchandiser a fashion-forward image and an attractive profit margin.

  Leveraging its creative capabilities and experience, Pen-Tab has created a brand name for high quality, upscale school supplies. For example, the "Pro Ball" line is targeted at sports-minded school children and incorporates embossed textured sports look and attractive color combinations. The Tough Tracks(R) line incorporates a rugged, outdoors look which is targeted at environmentally-conscious school children and utilizes textures, designs and colors to appeal to the target market. The "Pro Series" is the Company's best selling premium notebook line. Features of this line include pressboard covers, inside pockets, coated double wire, extended tab dividers, and heavyweight 20 lb. paper.

  The Company also produces a variety of paper products for use in creative and artistic leisure activities, including construction paper, poster paper, tracing paper and drawing pads. These items are sold by the Company both in conventional packaging and in innovative combination packs and jumbo bonus packs. The Company distinguishes its arts and crafts packages by including special "kids activity ideas" to encourage creativity.

  Sales of school-related products peak during spring and summer. Orders for back-to-school products are generally placed during January through March, and shipped June through August. The Company builds a substantial inventory of finished back-to-school products before shipment. Certain differentiated products that are assembled by the Company from materials manufactured overseas are only mass produced with firm customer commitments to limit inventory risk. Sales of the Company's low unit cost school and office supply products are not vulnerable to business cycles.

  Management believes the growth opportunities for differentiated, creatively designed school products remain largely untapped. The Company has numerous exciting new products for the coming year, and management expects continued growth from these items.

  Office-related products (30.8% of 1996 net sales). The Company produces a variety of similar products for the office, including pads and envelopes. Sales of office products are not seasonal. New, differentiated products for the office market have included double wire spiral pads with hard covers, organizers and other high-quality, functionally superior products sold under the Expert(R) brand. The Expert(R) series is a premium office supply line.

  The office products market represents significant growth potential for Pen-Tab. Office products distribution is shifting to Pen-Tab's existing core customer base of mass merchandisers, wholesale clubs and office supply superstores. In addition, Pen-Tab has recently established a strong relationship with B.T. Office Products International, Inc., one of the nation's largest contract stationers. Currently, however, the Company has not entered into any contractual or exclusive dealing arrangements with B.T. Office Products International, Inc. Management believes the same opportunity exists to develop innovative higher quality products for the office supply market as in the school products market. Pen-Tab's design department has already created several high-quality, functionally superior designs for planners and pads in the office supply market.

  Custom packaging products (9.8% of 1996 net sales). The Company, under the trade name Vinylweld, is a leading supplier of custom packaging products. Vinylweld's customer strategy is to find innovative solutions to unique challenges in packaging and product applications designed for the customer's product. The Company utilizes the technology of vacuum-forming and radio frequency sealing (often referred to as heat-sealing) to produce customized packaging which is utilized by customers primarily for audio and video cassette tapes. The Company also produces innovative packaging for the growing market of computer compact disc cartridges. Vinylweld's working capital needs are low because it operates in a made-to-order environment with little need to maintain inventory.

  Pen-Tab is a leading supplier of packaging products to the publishing industry for its audio and video cassette packages including foreign language tutorials, self-help guides, and motivational packages. Customers include Berlitz, Simon & Schuster, Barron's, Nightingale-Conant, Excel Telecommunications, Inc., American Marketing, Syquest and Internet, Inc. The Company believes it is one of the industry leaders in the production of packaging for cassette tapes sold through infomercials. Although this market is highly fragmented, management believes growth opportunities exist through consolidation.

SALES, DISTRIBUTION AND MARKETING

  The Company markets its broad range of products to a wide variety of customers through virtually every channel of distribution for school, home and office products including the largest mass merchandisers, warehouse clubs, office product superstores, and major contract stationers. The Company's aggregate net sales to Price Costco, Target Stores and Walmart accounted for approximately 26.2%, 13.4% and 11.4% of the Company's net sales for 1994, respectively, approximately 23.0%, 15.3% and 12.5% of the Company's net sales for 1995, respectively, and aggregate net sales to Price Costco and Target Stores accounted for approximately 21.8% and 15.6% of the Company's net sales for 1995, respectively. The Company's top five customers accounted for approximately 59.4% of its net sales in 1996.

  The largest retailers, wholesalers and contract stationers have been rapidly expanding as industry channels are undergoing consolidation. Management has identified the fastest growing distribution channels in their marketplaces and has focused the resources of the Company to the key accounts in those channels. Management selectively pruned its customer base over the past several years to concentrate on strong growth companies which purchase a more profitable product mix. As a result, its number of customer accounts has declined despite the Company's strong revenue growth.

  The Company will continue to target those customers driving consolidation in the office products industry and believes that it is strongly positioned to meet the special requirements of these customers in the growing distribution channels of the school, home and office products industry. Leading merchandisers favor larger suppliers with national manufacturing capabilities such as Pen-Tab that have implemented automated ordering, manufacturing and distribution practices. These customers seek suppliers, such as the Company, who are able to offer broad product lines, higher value-added innovative products, national distribution capabilities, low costs and reliable service. Furthermore, as these customers continue to grow and they consolidate their supplier bases, the Company's ability to meet their special requirements should be an increasingly important competitive advantage.

  Pen-Tab has been a market leader in bringing a marketing focus to the school and office products industry. The Company was the first in the industry to introduce differentiated products which broke the $10 retail price barrier. Retailers and consumers have demonstrated the market need for these products. While some competitors have responded with imitations and licensed products, Pen-Tab is still viewed as a market leader with innovative new designs and products.

  Senior sales management personally handle the Company's largest accounts. The Company also employs approximately 17 manufacturer representative agencies with over 60 agents to market its products. Pen-Tab assists the representative agencies in servicing these accounts. The Company's sales staff is compensated by a base salary and a bonus based on performance. Manufacturer representatives are compensated strictly based on commission.

  Management starts its product plan by segmenting its customer base (e.g. for the teen market, consumers with a focus on a sports, fashion, rugged or 'techie' image). Product designs are then evaluated through focus groups and sample testing. The Company reinforces its product message with brand and image advertising and promotion. Through over 60 years of customer presence, Pen-Tab has developed strong brand identity for quality products. Its Pen-Tab Pro(R), Tough Tracks(R), Pen-Tab On-line(R), Expert(R) and Pen-Tab Paper Store(R) lines are also building customer loyalty in segmented markets. The Company typically leads marketing efforts with its core established product lines and leverages this stable business to increase sales of its value-added differentiated products.

  Vinylweld sells an extensive line of stock and custom audio/video software packaging in many configurations and price ranges. Customers vary from individual authors of programs to Fortune 500 companies. Sales may be made direct to end-users or indirectly through a variety of channels including: distributors, duplicators, multi-level marketers and direct selling companies. Vinylweld has a core group of major, long term, high volume customers and these accounts are personally handled by executive sales management personnel. Additionally, the Company employs five field sales people.

  New product development by Vinylweld's customers drives the need for packaging. In particular, CD-Rom applications are expanding and the number of CD packaging design requests and orders are rapidly increasing. In addition, Vinylweld intends to aggressively and actively promote its packaging technology into a number of predominately untapped markets. Targets include packaging design firms, consumer product manufacturers, equipment and instrumentation manufacturers, and a number of other packaging motivated sectors.

COMPETITION

  The markets for the Company's products are highly competitive. Competition is based largely on a company's ability to offer a broad range of products on a regional or national scale at competitive prices and to deliver these products on a timely basis. The Company has many local and regional competitors. The markets in which the Company operates have become increasingly characterized by a limited number of large companies selling under recognized trade names. These larger companies, including the Company, have the economies of scale, national presence, management information systems and breadth of product line required by the major customers. In addition to branded product lines, manufacturers also produce private-label products, especially in the context of broader supply relationships with office product superstores and contract stationers.

  The school, home and office products industry is fragmented, ranging from large national manufacturers to single-facility, regional manufacturers. A few manufacturers, including the Company, have developed strong brand name recognition for a number of product lines. Other national companies include Mead, the Stuart Hall division of Newell Co. and American Pad & Paper Company. In addition, the Company still competes with a large number of smaller, regional companies which have more limited product lines.

  Pen-Tab believes significant barriers to the entry of new competitors in the school and office products business include (i) well-established relationships with customers, (ii) well-established relationships among raw paper vendors, paper manufacturers, and carriers, (iii) the need to establish an efficient and reliable purchasing, manufacturing and distribution capability and (iv) the lengthy delivery schedule and high cost for new manufacturing equipment.

  Vinylweld's primary competition comes from six competing manufacturers that represent approximately 60% of the market. These competitors are primarily privately held organizations ranging in size from a reported $3 million to $20 million in annual sales. The product range differs slightly from company to company with some companies producing more than just audio/video cassette and software packaging. Competitors generally have additional product lines including binders, plastic dividers and inserts, and a wide variety of specialty and miscellaneous products. In most cases, however, these additional product lines are product adjuncts and do not directly compete in the vinyl packaging market. Most of the competitors have not aggressively pursued packaging business outside the vertical niche of audio/video and software packaging.

INTELLECTUAL PROPERTY

  The Company seeks trademark protection for all of its product line trade names. Pen-Tab presently holds several trademarks covering designs, symbols and trade names used in connection with its products, including Pen-Tab(R), Pen-Tab Pro(R), Expert(R) and Pen-Tab Paper Store(R).

EMPLOYEES

  The Company had approximately 750 employees as of December 28, 1996. Approximately 400 employees are represented by collective bargaining agreements at the Illinois and California facilities. In California, the employees are represented by the Graphic Communications Union Local No. 388-M AFL-CIO, whose contract expires October 31, 1999. In Illinois, the employees are represented by the Warehouse, Mailorder, Office and Professional Employees Local 743 Affiliated International Brotherhood of Teamsters AFL-CIO, whose contract expires December 19, 1998. The Company enjoys an amicable relationship with unionized labor. The following table provides information on the Company's employees by operating function:

                 EMPLOYEES CATEGORIZED BY FUNCTION
                 ---------------------------------
            Manufacturing.......................... 690
            Sales..................................  20
            Administrative.........................  34
            Executive..............................   6
                                                    ---
            Total.................................. 750
                                                    ===

  As of December 28, 1996, the Company's manufacturing employees numbered 250 in the Virginia facility, 235 in the California facility, and 205 in the Chicago facility.

PROPERTIES AND FACILITIES

  In October 1995, the Company relocated its executive offices and its east coast paper products manufacturing facilities from New York City to a 282,000 square foot building in Front Royal, Virginia. The new plant was designed to reduce manufacturing costs, improve quality and enhance capacity. The Company financed the new building with Industrial Revenue Development Bonds.

  The following table summarizes Pen-Tab's facilities by location.

                                          COMPANY FACILITIES
   ------------------------------------------------------------------------------------------------
                            APPROXIMATE
   LOCATION                 SQUARE FEET OWNED/LEASED      PRODUCT CATEGORIES       LEASE EXPIRATION
   --------                 ----------- ------------ ----------------------------- ----------------
   Front Royal, VA.........   282,000       Owned        School, Office & Home            N/A
   City of Industry, CA....   250,000      Leased        School, Office & Home           2002
   Chicago, IL.............   210,000      Leased    Primarily Vinyl and Packaging       2009

  Pen-Tab's Front Royal, VA facility is pledged as collateral under the Credit Agreement.

LEGAL PROCEEDINGS

  The Company is a party to various litigation matters incidental to the conduct of its business. Management does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on the financial condition or results of operations of the Company.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

  The Company is subject to federal, state, and local environmental and occupational health and safety laws and regulations. Such laws and regulations, among other things, impose limitations on the discharge of pollutants and establish standards for management of waste. While there can be no assurance that the Company is at all times in complete compliance with all such requirements, the Company believes that any such noncompliance is unlikely to have a material adverse effect on the Company. As is the case with manufacturers in general, if a release or threat of release of hazardous materials occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any properties owned or operated by the Company, the Company may be held liable for response costs and damages to natural resources. There can be no assurance that the amount of any such liability would not be material.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the names, ages as of December, 1996 and a brief account of the business experience of each person who will be a director or executive officer of the Company following the Transactions.

   NAME                      AGE POSITION
   ----                      --- --------
   Alan Hodes...............  53 President, Chief Executive Officer and Director
   Michael Greenberg........  56 Executive Vice President and
                                  General Manager--Vinylweld Division
   William Leary............  37 Vice President, Chief Financial and
                                  Administrative Officer
   Jim Diorio...............  44 Vice President of Sales
   Deborah Hodes............  44 Vice President/Creative Director and Director
   Thomas McWilliams........  53 Director
   David Howe...............  32 Director
   James Stevens............  60 Director

  Alan Hodes joined Williamhouse-Regency in 1966. From 1972 to 1982, Mr. Hodes served as Vice President of Williamhouse-Regency and President of its Pen-Tab division. Mr. Hodes and Michael Greenberg purchased Pen-Tab in 1982 from Williamhouse-Regency. Mr. Hodes received his B.S. degree in Accounting from Brooklyn College. He is married to Deborah Hodes.

  Michael Greenberg has been Executive Vice President and General Manager-Vinylweld Division of the Company since 1971. Mr. Greenberg was Vice President of Vinylweld, Inc. the predecessor of the Company's packaging business, when it was acquired by Pen-Tab. He was previously Manufacturing Manager for Mohawk Tablet Company. Mr. Greenberg graduated from the University of Illinois with a B.S. degree in Industrial Engineering.

  William Leary has been Vice President, Chief Financial and Administrative Officer of the Company since 1991. Mr. Leary is a certified public accountant. He was previously employed by Ernst & Young as a Senior Manager in the Audit practice. Mr. Leary earned a Bachelors of Business Administration degree in Accounting in 1982 from Bernard M. Baruch College of the City University of New York.

  Jim Diorio has been Vice President of Sales of the Company since 1992. He joined the Company in 1989 as National Sales Manager. His prior experience includes a sales manager position with Stuart Hall Company, a major competitor in the paper industry. Mr. Diorio has over 23 years experience in the consumer products industry.

  Deborah Hodes has been Vice President/Creative Director of the Company since 1992. Her experience in the fashion related industry includes a position as Fashion Director for a chain of specialty department stores and Assistant to a leading clothing and fragrance designer. Ms. Hodes' education includes the New York School of Interior Design, Parsons School of Design and Chamberlayne College. Ms. Hodes is married to Alan Hodes.

  Thomas McWilliams has been affiliated with CVC since 1983 and presently serves as managing director of CVC as well as a member of CVC's investment committee. From 1978 until 1983, Mr. McWilliams served as an executive officer, including as vice president, president and chief operating officer, of Shelter Resources Corporation, a publicly-held holding company with operating subsidiaries in the manufactured housing industry. From 1967 until 1978, Mr. McWilliams served in various corporate finance and management positions at Citibank, N.A. Mr. McWilliams is currently a director of each of Chase Brass Industries, Inc., Ergo Science Corporation and various privately owned companies.

  David Howe has been employed at CVC since 1993. Prior thereto, he worked at Butler Capital, a private investment company. He serves on the Board of Directors of Aetna Industries, Inc., Brake-Pro, Inc., Cable Systems International, Inc., Copes-Vulcan, Inc., Sinter Metals, Inc., Milk Specialties Company and American-Italian Pasta Company. He also represents Citicorp on the Board of Del Monte Foods Company. He is a graduate of Harvard College and Harvard Business School.

  James Stevens is presently a financial consultant and serves a variety of organizations as a corporate director or as a trustee. From 1987 through 1994, Mr. Stevens was affiliated with Prudential Insurance Company of America, serving as Executive Vice President. He was also Chairman and Chief Executive Officer of the Prudential Asset Management Group (August 1993 through December
1994), the Senior Officer in charge of the Private Placement Group (October 1987 through August 1993) and a member of the Operating Council. Mr. Stevens is a former Managing Director of Dillon, Read & Co. Inc., a former Executive Vice President of Citicorp/Citibank and a former Chairman of CVC.

COMPENSATION OF DIRECTORS

  The Company will reimburse directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, the Company may compensate directors for services provided in such capacity.

COMPENSATION OF EXECUTIVE OFFICERS

  The following summarizes the principal components of compensation of the Company's Chairman and Chief Executive Officer and each other officer whose compensation exceeded $100,000 for fiscal 1996. The compensation set forth below fully reflects compensation for work performed on behalf of the Company.

                          SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                                           --------------------
                                                             SALARY     BONUS
NAME AND PRINCIPAL POSITION                    FISCAL YEAR    ($)        ($)
---------------------------                    ----------- ---------- ---------
Alan Hodes....................................    1996     $  300,000       --
 President and Chief Executive Officer
Michael Greenberg.............................    1996        228,800 $  60,000
 Exec. Vice President, General Manager--
  Vinylweld Division
William Leary.................................    1996        110,000    95,000
 Vice President, Chief Financial and
  Administrative Officer
Jim Diorio....................................    1996        170,400    62,000
 Vice President of Sales

  There were no options granted to the above named executive officers during fiscal 1996, there were no options exercised by the above named executive officers in fiscal 1996, and no options were held by such executive officers at the end of fiscal 1996.

EMPLOYMENT AGREEMENTS

  In connection with the consummation of the Transactions, the Company entered into employment agreements with Messrs. Hodes and Greenberg. The information set forth below with respect to the employment agreements is a summary of all the material terms thereof and is qualified by reference to the complete text of such agreements. The employment agreements provide for (i) an initial term of five years, (ii) payment of a base salary indexed to inflation, (iii) payment of bonuses of up to fifty percent of base salary to be awarded at the discretion of the Company's Board of Directors and (iv) certain fringe benefits. Each employment agreement provides that the executive may be terminated by the Company only with cause, and provides that the executive will not compete with the Company or its subsidiaries during the period of employment and for the three years thereafter. Each executive will be entitled to receive a severance payment in the event of a resignation caused by the relocation of the Company's office at which the executive is employed.

STOCK OPTION PLAN

  On February 4, 1997, the Board of Directors adopted and the stockholders of the Company approved the 1997 Stock Option Plan (the "Stock Option Plan"), which provides for the grant to key employees of the Company of stock options that are non-qualified options for federal income tax purposes. The total number of shares of Common Stock expected to be granted pursuant to the Stock Option Plan is 527,777, subject to certain adjustments reflecting changes in the Company's capitalization. Effective February 4, 1997, the Company granted options to purchase 197,916.375 shares of Common Stock pursuant to the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has broad powers under the Stock Option Plan, including exclusive authority (except as otherwise provided in the Stock Option Plan) to determine (i) which of the Company's employees will receive awards, (ii) the type, size and terms of awards, (iii) the time when awards will be granted and (iv) vesting criteria, if any, of the awards.

401(K) PLAN

  The Company sponsors a 401(k) plan for all non-union employees meeting the participation requirements. The Company matches the employee's contribution at a rate of 50% on the employee's first 5% of wages.

                              SECURITY OWNERSHIP

  All of Pen-Tab's issued and outstanding capital stock is owned by Holdings. The following table sets forth certain information with respect to the common and preferred equity interests of Holdings following consummation of the Transactions. The common equity interests of Holdings consist of both Class A Common Stock and non-voting Class B Common Stock. The preferred equity interests of Holdings consist of the Series 1 Senior Preferred Stock, the Series 2 Senior Preferred Stock and the Series 3 Junior Preferred Stock. See "The Transactions."

                          OUTSTANDING           OUTSTANDING          OUTSTANDING          OUTSTANDING           OUTSTANDING
                            CLASS A               CLASS B              SERIES 1             SERIES 2             SERIES 3
                        COMMON STOCK(1)         COMMON STOCK         PREFERRED(2)         PREFERRED(3)         PREFERRED(4)
NAME AND ADDRESS     ---------------------- -------------------- -------------------- -------------------- ---------------------
OF BENEFICIAL OWNER    NUMBER    PERCENTAGE  NUMBER   PERCENTAGE  NUMBER   PERCENTAGE  NUMBER   PERCENTAGE   NUMBER   PERCENTAGE
-------------------  ----------- ---------- --------- ---------- --------- ---------- --------- ---------- ---------- ----------
Citicorp Venture
 Capital, Ltd. .     2,141,225.5    46.9%   186,274.5   100.0%         --      -- %   125,875.0   100.0%          --      -- %
 399 Park Avenue
 New York,
 New York 10043
Alan Hodes......     2,000,195.3    43.8          --      --      85,937.5    85.9          --      --     108,818.36    85.9
Michael
 Greenberg......       327,304.7     7.2          --      --      14,062.5    14.1          --      --      17,806.64    14.1
James Stevens...        95,000.0     2.1          --      --           --      --           --      --            --      --
                     -----------   -----    ---------   -----    ---------   -----    ---------   -----    ----------   -----
                     4,563,725.5   100.0%   186,274.5   100.0%   100,000.0   100.0%   125,875.0   100.0%   126,675.00   100.0%
                     ===========   =====    =========   =====    =========   =====    =========   =====    ==========   =====

--------
(1) Does not include stock options granted pursuant to the Stock Option Plan, all of which will be subject to certain vesting requirements.

(2) Represents 100,000.0 shares of Series 1 Senior Preferred Stock, which have a dividend rate of 10%, mature 2007 and rank in priority to all other series of Preferred Stock.

(3) Represents 125,875.0 shares of Series 2 Senior Preferred Stock, which have a dividend rate of 12%, mature 2008 and rank in priority to the Series 3 Junior Preferred Stock.

(4) Represents 126,625.0 shares of Series 3 Junior Preferred Stock, which have a dividend rate of 12%, mature 2008 and rank in priority to the Common Stock.

                             CERTAIN TRANSACTIONS

SHAREHOLDERS AGREEMENT AND CERTIFICATE OF INCORPORATION

  In connection with the Recapitalization, Holdings, CVC and the Management Shareholders entered into a shareholders agreement (the "Shareholders Agreement") which contains certain agreements among such parties with respect to the equity interests and corporate governance of Holdings and Pen-Tab following the Recapitalization. The Board of Directors of each of Holdings and Pen-Tab is comprised of five (5) members. CVC has the right to appoint two (2) directors. Pursuant to the Shareholders Agreement, the disposition of Common Stock and Preferred Stock is restricted. The Shareholders Agreement also contains certain participation rights, approval rights and rights of first offer exercisable by CVC and the Management Shareholders in the event of certain sales or proposed sales of equity interests by the other. The participation rights under the Shareholders Agreement entitle Other Shareholders (as defined in the Shareholders Agreement) to elect to participate in any contemplated disposition of Common Stock by CVC or certain of its related parties, at the same price and upon the same terms as the proposed sale. The Shareholders Agreement also entitles, in certain circumstances, first, the Company and second, CVC and Other Shareholders to elect to purchase shares of Common Stock proposed to be sold by any Executive (as defined in the Shareholders Agreement), at the same price and upon the same terms as the proposed sale. The Shareholders Agreement further requires the Company to offer to sell shares of Common Stock under certain circumstances, at the same price and upon the same terms, to Other Shareholders in the event the Company issues any shares of Common Stock or grants any rights to acquire shares of Common Stock to CVC or certain of its related parties. The above summary is qualified by reference to the complete text of the Shareholders Agreement which is filed as an exhibit to the Registration Statement of which this prospectus is a part.

REGISTRATION AGREEMENT

  Holdings entered into a registration agreement (the "Registration Agreement") with CVC and the Management Shareholders. Pursuant to the terms of the Registration Agreement, such shareholders will have the right to require Holdings, at Holdings' sole cost and expense and subject to certain limitations, to register under the Securities Act or list on any nationally recognized stock exchange all or part of the common stock held by such shareholders (the "Registrable Securities"). All such shareholders will be entitled to participate in all registrations by Holdings or other shareholders, subject to certain limitations. In connection with all such registrations, Holdings will agree to indemnify all holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act and applicable state securities laws. Registrations pursuant to the Registration Agreement will be made, if applicable, on the appropriate registration form and may be underwritten registrations.

                        DESCRIPTION OF CREDIT AGREEMENT

  In connection with the Transactions, Pen-Tab entered into a $35.0 million Credit Agreement with Bank of America Illinois (the "Bank") to replace the Existing Credit Facility. The information below relating to the Credit Agreement is a summary of all the material terms thereof qualified by reference to the complete text of the documents entered into in connection therewith. Borrowings under the Credit Agreement are available for working capital and general corporate purposes, including letters of credit. The Credit Agreement is secured by first priority liens on substantially all of Pen-Tab's assets. Pen-Tab did not draw upon the Credit Agreement in connection with the consummation of the Transactions.

  The Credit Agreement expires one year from the date of closing, unless extended. The interest rate per annum applicable to the Credit Agreement is the prime rate, as announced by the Bank plus a margin from 0.0% to 0.5% or, at Pen-Tab's option, the Eurodollar rate plus a margin from 1.0% to 2.0% (based on Pen-Tab's ratio of FIFO EBITDA minus capital expenditures to Interest Expense). Pen-Tab is not required to pay a commitment fee on unused commitments under the Credit Agreement. The Credit Agreement permits Pen-Tab to prepay loans and to permanently reduce credit commitments or letters of credit, in whole or in part, at any time in certain minimum amounts.

  The Credit Agreement contains customary representations and warranties and events of default and requires compliance with certain covenants by Pen-Tab, including, among other things: (i) maintenance of certain financial ratios and compliance with certain financial tests and limitations,
(ii) limitations on the payment of capital expenditures, dividends, incurrence of additional indebtedness and granting of certain liens and
(iii) restrictions on mergers, acquisitions, asset sales and investments.

  The availability of the Credit Agreement is subject to various conditions precedent. Advances are made under the Credit Agreement based on a borrowing base comprised of eligible accounts receivable, inventory and net fixed assets at the following advance rates: 85% of the value of eligible accounts receivable, plus 55% of the value of eligible inventory, plus approximately $7.4 million on net fixed assets (which amortizes over time; minus a reserve of $2.5 million).

                         DESCRIPTION OF EXCHANGE NOTES

  As used below in this "Description of Exchange Notes" section and "The Exchange Offer" section, the "Company" means Pen-Tab Industries, Inc. following the consummation of the Transactions but not any of its subsidiaries. The Series B 10 7/8% Senior Subordinated Notes due 2007 (the "Exchange Notes") are to be issued under an Indenture, dated as of February 1, 1997 (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture and the Registration Rights Agreement described below will be made available to prospective investors upon request. The statements under this caption relating to the Exchange Notes, the Indenture and the Registration Rights Agreement are summaries of all material terms thereof and do not purport to be complete, and where reference is made to particular provisions of the Indenture or the Registration Rights Agreement, such provisions, including the definitions of certain terms, are qualified by such reference. For purposes of this section, references to the "Senior Subordinated Notes" include the Notes and the Exchange Notes.

  The Notes are, and the Exchange Notes will be, general unsecured obligations of the Company, limited to $200,000,000 aggregate principal amount of which $75,000,000 aggregate principal amount was issued in the Offering. Additional amounts may be issued in one or more series from time to time subject to the limitations set forth under "--Covenants--Limitations on Indebtedness" and restrictions contained in the Credit Agreement. The Exchange Notes will be senior subordinated obligations of the Company, subordinated in right of payment to all Senior Debt of the Company. The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Senior Subordinated Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the Trustee will act as paying agent and registrar for the Exchange Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Subordinated Notes will mature on February 1, 2007 and will bear interest at the rate per annum shown on the cover page hereof, except as noted under "--Registration Rights," from the Issue Date or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semiannually on February 1 and August 1 of each year, commencing August 1, 1997, to the Person in whose name a Senior Subordinated
Note is registered at the close of business on the preceding January 15 or July 15 (each, a "Record Date"), as the case may be. Interest on the Senior Subordinated Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Senior Subordinated Notes to the paying agent for the Senior Subordinated Notes to collect principal payments. The Company will pay principal and interest by check and may mail interest checks to a holder's registered address.

OPTIONAL REDEMPTION

  The Exchange Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after February 1, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of Exchange Notes to be redeemed at his address appearing in the register for the Exchange Notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest to but excluding the date fixed for redemption (subject to the right of holders of record on the relevant Record Date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning February 1 of the years indicated:

            YEAR                               PERCENTAGE
            ----                               ----------
            2002..............................  105.438%
            2003..............................  103.625
            2004..............................  101.813
            2005 and thereafter...............  100.000

  In addition, prior to February 1, 2000, the Company may redeem up to 35% of the principal amount of the Exchange Notes (including, for this purpose, one or more series of Senior Subordinated Notes issued under the Indenture after the Issue Date) with the net cash proceeds received by the Company from one or more public offerings of Capital Stock (other than Disqualified Stock) of the Company or Holdings, at a redemption price (expressed as a percentage of the principal amount) of 110.875% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least $65 million in aggregate principal amount of the Senior Subordinated Notes remains outstanding immediately after any such redemption (excluding any Senior Subordinated Notes owned by the Company or any of its Affiliates). Notice of redemption pursuant to this paragraph must be mailed to holders of Senior Subordinated Notes not later than 60 days following the consummation of such public offering.

  Selection of Senior Subordinated Notes for any partial redemption shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the Senior Subordinated Notes may be listed or, if the Senior Subordinated Notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Senior Subordinated Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed before the date fixed for redemption to each holder of Senior Subordinated Notes to be redeemed at his or her registered address. On and after the date fixed for redemption, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption.

  The Notes do not, and the Exchange Notes will not, have the benefit of any sinking fund.

RANKING

  The Company's obligations with respect to the payment of the principal of, premium, if any, and interest of the Senior Subordinated Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all Senior Debt of the Company and pari passu or senior to all other Indebtedness.

  Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due with respect to Senior Debt of the Company (including any interest accruing subsequent to an event of bankruptcy to the extent that such interest is an allowed claim enforceable against the debtor under the Bankruptcy Code) shall first be paid in full, or payment provided for, before the Holders of the Senior Subordinated Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Senior Subordinated Notes, or any payment to acquire any of the Senior Subordinated Notes for cash, property or securities, or any distribution with respect to the Senior Subordinated Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Senior Subordinated Notes upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Senior Subordinated Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt of the Company or their representatives or to the trustee or trustees under any indenture pursuant to which any such Senior Debt may have been issued as their respective interests may appear, to the extent necessary to pay all such Senior Debt in full after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

  No direct or indirect payment by or on behalf of the Company of principal of, premium, if any, or interest on the Senior Subordinated Notes, whether pursuant to the terms of the Senior Subordinated Notes or upon acceleration or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Debt, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise (and the Trustee has received written notice thereof), and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Debt. In addition, during the continuance of any non-payment default or non-payment event of default with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated, and upon receipt by the Trustee of notice (a "Payment Blockage Notice") from a holder or holders of such Designated Senior Debt or the trustee or agent acting on behalf of such Designated Senior Debt, then, unless and until such default or event of default has been cured or waived or has ceased to exist or such Designated Senior Debt has been discharged or repaid in full, no payment or distribution will be made by or on behalf of the Company on account of or with respect to the Senior Subordinated Notes, except from those funds held in trust for the benefit of the Holders of any Senior Subordinated Notes to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such Payment Blockage Notice by the Trustee and ending 179 days thereafter. Notwithstanding anything herein to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date of the Payment Blockage Notice in respect thereof was given and (y) there must be 180 days in any 365 day period during which no Payment Blockage Period is in effect. Not more than one Payment Blockage Period may be commenced with respect to the Senior Subordinated Notes during any period of 365 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Debt or the trustee or agent acting on behalf of such Designated Senior Debt, whether or not within a period of 365 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

  The failure to make any payment or distribution for or on account of the Senior Subordinated Notes by reason of the provisions of the Indenture described under this section will not be construed as preventing the occurrence of an Event of Default described in clause (a), (b) or (c) of the first paragraph under "--Events of Default."

  By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the Senior Subordinated Notes will be paid to the holders of Senior Debt of the Company to the extent necessary to repay such Senior Debt in full, and the Company may be unable to fully meet its obligations with respect to the Senior Subordinated Notes. Subject to the restrictions set forth in the Indenture, in the future the Company may incur additional Senior Debt.

COVENANTS

  The Indenture contains, among others, the following covenants:

 Limitation on Indebtedness

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except: (i) Indebtedness of the Company or any of its Restricted Subsidiaries, if immediately after giving effect to the Incurrence of such

Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of the Company for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the Incurrence of such Indebtedness, calculated on a pro forma basis in accordance with Article 11 of Regulation S-X under the Securities Act of 1933 or any successor provision as if such Indebtedness had been Incurred on the first day of such four full fiscal quarters, would be greater than 2.0 to 1.00;
(ii) Indebtedness of the Company and its Restricted Subsidiaries, Incurred under the Credit Agreement in an amount not to exceed the greater of (a) $40 million or (b) an amount equal to the sum (x) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, (y) 60% of the book value (as determined on a first-in first-out basis) of the inventory of the Company and its Restricted Subsidiaries and (z) $5.0 million, in the case of clauses (x) and (y) determined in accordance with GAAP; (iii) Indebtedness owed by the Company to any direct or indirect Wholly Owned Subsidiary of the Company or Indebtedness owed by a direct or indirect Restricted Subsidiary of the Company to the Company or a direct or indirect Wholly Owned Subsidiary of the Company; provided, however, upon either (I) the transfer or other disposition by such direct or indirect Wholly Owned Subsidiary or the Company of any Indebtedness so permitted under this clause
(iii) to a Person other than the Company or another direct or indirect Wholly Owned Subsidiary of the Company or (II) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such direct or indirect Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary of the Company, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;
(iv) Indebtedness of the Company or any Restricted Subsidiary under any interest rate agreement to the extent entered into to hedge any other Indebtedness permitted under the Indenture (including the Senior Subordinated Notes); (v) Indebtedness Incurred to renew, extend, refinance or refund (collectively for purposes of this clause (v) to "refund") any Indebtedness outstanding on the Issue Date, any Indebtedness Incurred under the prior clause
(i) above or the Senior Subordinated Notes and the Guarantee, if any; provided, however, that (I) such Indebtedness does not exceed the principal amount (or accrual amount, if less) of Indebtedness so refunded (plus unused commitments under revolving credit facilities) plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection therewith and (II)(A) in the case of any refunding of Indebtedness that is pari passu with the Senior Subordinated Notes, such refunding Indebtedness is made pari passu with or subordinate in right of payment to the Senior Subordinated Notes, and, in the case of any refunding of Indebtedness that is subordinate in right of payment to the Senior Subordinated Notes, such refunding Indebtedness is subordinate in right of payment to the Senior Subordinated Notes on terms no less favorable to the holders of the Senior Subordinated Notes than those contained in the Indebtedness being refunded, (B) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or a Restricted Subsidiary of the Company) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Restricted Subsidiary of the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "--Change of Control" below and (C) any Indebtedness Incurred to refund any Indebtedness is Incurred by the obligor on the Indebtedness being refunded or by the Company; (vi) Indebtedness of the Company or its Subsidiaries not otherwise permitted to be Incurred pursuant to clauses (i) through (v) above which, together with any other outstanding Indebtedness Incurred pursuant to this clause (vi), has an aggregate principal amount not in excess of $3.0 million at any time outstanding, which Indebtedness may be incurred under the Credit Agreement or otherwise; (vii) commodity agreements of the Company or any of its Restricted Subsidiaries to the extent entered into to protect the Company and its Restricted Subsidiaries from fluctuations in the prices of raw materials used in their businesses;
(viii) exchange rate agreements of the

Company or any of its Restricted Subsidiaries to the extent entered into to protect the Company and its Restricted Subsidiaries from fluctuations in exchange rates; (ix) Indebtedness of the Company under the Senior Subordinated Notes and Indebtedness of the Guarantors, if any, under the Guarantee incurred in accordance with the Indenture; (x) Indebtedness outstanding on the Issue Date; (xi) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed 10% of Tangible Assets at any time (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) provided that the principal amount of such Indebtedness does not exceed the fair market value of such property or equipment; (xii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims or self-insurance, and obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business and (xiii) guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred hereunder.

 Limitation on Restricted Payments

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of the Capital Stock of the Company or any of its Restricted Subsidiaries or to the holders thereof, excluding any (x) dividends or distributions payable solely in shares of Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to acquire Capital Stock of the Company (other than Disqualified Stock), or (y) in the case of any Restricted Subsidiary of the Company, dividends or distributions payable to the Company or a Restricted Subsidiary of the Company, (ii) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of the Company or any of its Restricted Subsidiaries, any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any of its Restricted Subsidiaries or any securities convertible or exchangeable into shares of Capital Stock of the Company or any of its Restricted Subsidiaries, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by the Company or a Restricted Subsidiary of the Company, (iii) make any Investment in (other than a Permitted Investment), or payment on a guarantee of any obligation of, any Person, other than the Company or a direct or indirect Wholly Owned Subsidiary of the Company, or (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Subordinated Indebtedness (each of the transactions described in clauses (i) through (iv) (other than any exception to any such clause) being a "Restricted Payment") if at the time thereof: (1) a Default or an Event of Default shall have occurred and be continuing, or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (i) of "--Limitation on Indebtedness" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum of: (a) 50% of cumulative Consolidated Net Income of the Company (or, in the case cumulative Consolidated Net Income of the Company shall be negative, less 100% of such deficit) since the end of the fiscal quarter in which the Issue Date occurs through the last day of the fiscal quarter for which financial statements are available; plus (b) 100% of the aggregate net proceeds received after the Issue Date, including the fair market value of property other than cash (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee), from the issuance of, or equity contribution with respect to, Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company (other than in respect of any such issuance to a Restricted Subsidiary of the Company) and the principal amount of Indebtedness of the Company or any of its Restricted Subsidiaries that has been converted into or exchanged for Capital Stock of the Company which Indebtedness was Incurred after the Issue Date; plus (c) 100% of the aggregate after-tax net proceeds, including the fair market value of property other than cash (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee) of the sale or other disposition of any Investment constituting a Restricted Payment made after the Issue Date; provided that any gain on the sale or disposition included in such after tax net proceeds shall not be included in determining Consolidated Net Income for purposes of clause
(a) above.

  The foregoing provision will not be violated by (i) any dividend on any class of Capital Stock of the Company or any of its Restricted Subsidiaries paid within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company or such Restricted Subsidiary, as the case may be, could have paid such dividend in accordance with the provisions of the Indenture, (ii) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (v) of "--Limitation on Indebtedness" above, (iii) the exchange or conversion of any Indebtedness of the Company or any of its Restricted Subsidiaries for or into Capital Stock of the Company (other than Disqualified Stock), (iv) so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock); provided, however, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph, (v) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock); provided, however, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in subclause (b) of clause (3) of the preceding paragraph, (vi) the payment of dividends to Holdings in an amount equal to the amount required for Holdings to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries, (vii) distributions of up to $500,000 annually to Holdings to pay its bona fide operating expenses, (viii) other Restricted Payments of up to $2.5 million in the aggregate, (ix) the payment of the dividend to Holdings described herein on the Issue Date in connection with the consummation of the Transactions, (x) payments in lieu of fractional shares in an amount not in excess of $100,000 in the aggregate and (xi) distributions to Holdings to permit Holdings to repurchase its Common Stock at no more than fair market value (determined in good faith by the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee) from present or former Management Investors (other than Alan Hodes, Michael Greenberg or any of their respective Related Persons or Affiliates) in an amount not in excess of $2,000,000 in the aggregate. Each Restricted Payment described in clauses (i) (to the extent not already taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause 3 above), (iv),
(vii), (viii) (x) and (xi) of the previous sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the preceding paragraph.

  The Indenture will provide that for purposes of this covenant, (i) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of an Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary (in each case (i) and (ii) "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation which shall, in no event, be less than zero); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

 Limitations Concerning Distributions and Transfers by Restricted Subsidiaries

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company, (ii) make loans or advances to the Company or any Restricted Subsidiary of the Company or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (a) any agreement in effect on the Issue Date as any such agreement is in effect on such date, (b) the Credit Agreement, (c) any agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Restricted Subsidiary and provided such encumbrance or restriction shall not apply to any assets of the Company or its Restricted Subsidiaries other than such Restricted Subsidiary, (d) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary or assets, (e) an agreement effecting a renewal, exchange, refunding, amendment or extension of Indebtedness Incurred pursuant to an agreement referred to in clause (a) above; provided, however, that the provisions contained in such renewal, exchange, refunding, amendment or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of the Board of Directors of the Company as evidenced by a resolution of such Board of Directors filed with the Trustee, (f) the Indenture, (g) applicable law, (h) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary of the Company,
(i) restrictions contained in Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "--Limitation on Indebtedness"; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness incurred, (j) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (iii) of this covenant or (k) restrictions of the type referred to in clause (iii) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary of the Company to the extent that such Liens were otherwise incurred in accordance with "--Limitation on Liens" below and restrict the transfer of property subject to such agreements.

 Limitation on Liens

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Lien on or with respect to any property or assets of the Company or such Restricted Subsidiary owned on the Issue Date or thereafter acquired or on the income or profits thereof, which Lien secures Indebtedness, without making, or causing any such Restricted Subsidiary to make, effective provision for securing the Senior Subordinated Notes and all other amounts due under the Indenture (and, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary, including Subordinated Indebtedness; provided, however, that Liens securing the Senior Subordinated Notes and any Indebtedness pari passu with the Senior Subordinated Notes are senior to such Liens securing such Subordinated Indebtedness) equally and ratably with such Indebtedness or, in the event such Indebtedness is subordinate in right of payment to the Senior Subordinated Notes or the Guarantee, if any, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be so secured.

  The foregoing restrictions shall not apply to (i) Liens existing on the Issue Date securing Indebtedness existing on the Issue Date; (ii) Liens securing Senior Debt (including Liens securing Indebtedness outstanding under the Credit Agreement) and any guarantees thereof to the extent that the Indebtedness secured thereby is permitted to be incurred under the covenant described under "--Limitation on Indebtedness" above; (iii) Liens securing only the Senior Subordinated Notes and the Guarantees, if any; (iv) Liens in favor of the Company or a Guarantor, if any; (v) Liens to secure Indebtedness Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property (or any other capital expenditure financing) subject to such Liens; provided, however, that (a) the aggregate principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item, (c) the

Indebtedness secured by such Lien is Incurred by the Company within 180 days of the acquisition, construction or improvement of such property and (d) the Incurrence of such Indebtedness is permitted by the provisions of the Indenture described under "--Limitation on Indebtedness" above; (vi) Liens on property existing immediately prior to the time of acquisition thereof (and not created in anticipation or contemplation of the financing of such acquisition); (vii) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof); (viii) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clauses
(i)-(vii) so long as such Liens do not extend to any other property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such renewal, refinancing or refunding pursuant to the terms of the Indebtedness renewed, refinanced or refunded or the amount of any premium reasonably determined by the Company as necessary to accomplish such renewal, refinancing or refunding by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the issuer of such Indebtedness reasonably incurred in connection with such renewal, refinancing or refunding; (ix) Liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as Trustee; and (x) Liens incurred in the ordinary course of business securing assets not having a fair market value in excess of $500,000.

 Limitation on Certain Asset Dispositions

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless: (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of as determined by the Board of Directors of the Company in good faith and evidenced by a resolution of such Board of Directors filed with the Trustee; (ii) except in the case of a Permitted Asset Swap, not less than 75% of the consideration for the disposition consists of cash or readily marketable cash equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness or any Subordinated Indebtedness) of the Company or such Restricted Subsidiary or other obligations relating to such assets (and release of the Company or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); and (iii) all Net Available Proceeds, less any amounts invested within 360 days of such Asset Disposition in assets related to the business of the Company (including the Capital Stock of another Person (other than any Person that is a Restricted Subsidiary of the Company immediately prior to such investment); provided, however, that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Restricted Subsidiary of the Company), are applied, on or prior to the 360th day after such Asset Disposition, unless and to the extent that the Company shall determine to make an Offer to Purchase, to the permanent reduction and prepayment of any Senior Debt of the Company then outstanding (including a permanent reduction of commitments in respect thereof). Any Net Available Proceeds from any Asset Disposition which is subject to the immediately preceding sentence that are not applied as provided in the immediately preceding sentence shall be used promptly after the expiration of the 360th day after such Asset Disposition, or promptly after the Company shall have earlier determined to not apply any Net Available Proceeds therefrom as provided in clause (iii) of the immediately preceding sentence, to make an Offer to Purchase outstanding Senior Subordinated Notes at a purchase price in cash equal to 100% of their principal amount plus accrued interest to the Purchase Date. Notwithstanding the foregoing, the Company may defer making any Offer to Purchase outstanding Senior Subordinated Notes until there are aggregate unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $5 million (at which time, the entire unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph). Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by the Company for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition.

These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "--Mergers, Consolidations and Certain Sales of Assets" below.

  In the event that the Company makes an Offer to Purchase the Senior Subordinated Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

 Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, (a) transfer, convey, sell or otherwise dispose of any shares of Capital Stock of any Restricted Subsidiary of the Company (other than to the Company or a Wholly Owned Subsidiary of the Company), except that the Company and any such Restricted Subsidiary may, in any single transaction, sell all, but not less than all, of the issued and outstanding Capital Stock of any such Restricted Subsidiary to any Person, subject to complying with the provisions of the Indenture described under "-- Limitation on Certain Asset Dispositions" above and (b) issue shares of Capital Stock of a Restricted Subsidiary of the Company (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock of a Restricted Subsidiary of the Company to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

 Limitation on Transactions with Affiliates and Related Persons

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into directly or indirectly any transaction with any of their respective Affiliates or Related Persons (other than the Company or a Restricted Subsidiary of the Company), including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, either directly or indirectly, involving aggregate consideration in excess of $1,000,000 unless a majority of the disinterested directors of the Board of Directors of the Company determines, in its good faith judgment evidenced by a resolution of such Board of Directors filed with the Trustee, that the terms of such transaction are at least as favorable as the terms that could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms-length basis between unaffiliated parties; provided, however, that if the aggregate consideration is in excess of $5 million the Company shall also obtain, prior to the consummation of the transaction, the favorable opinion as to the fairness of the transaction to the Company or such Restricted Subsidiary, from a financial point of view from an independent financial advisor. The provisions of this covenant shall not apply to (i) transactions permitted by the provisions of the Indenture described above under the caption "--Limitation on Restricted Payments" above, (ii) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors and employees of the Company and its Restricted Subsidiaries as determined in good faith by the Board of Directors of the Company and (iii) loans to employees in the ordinary course of business which are approved in good faith by the Board of Directors of the Company.

 Change of Control

  Within 30 days following the date of the consummation of a transaction resulting in a Change of Control, the Company will commence an Offer to Purchase all outstanding Senior Subordinated Notes at a purchase price in cash equal to 101% of their principal amount plus accrued interest to the Purchase Date. Such Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof. Each holder shall be entitled to tender all or any portion of the Senior Subordinated Notes owned by such holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Senior Subordinated Note tendered must be an integral multiple of $1,000 principal amount. A "Change of Control" will be deemed to have occurred in the event that (whether or not otherwise permitted by the Indenture), after the Issue Date (a) any Person or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates or Related Persons thereof, other than Permitted Holders, shall "beneficially own" (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 40% of the voting power of the outstanding Voting Stock of the Company; (b) any sale, lease or other transfer (in one transaction or a series of related transactions) is made by the Company or any of its Restricted Subsidiaries of all or substantially all of the consolidated assets of the Company and its Restricted Subsidiaries to any Person; (c) the Company consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Voting Stock of the Company immediately prior to such consummation shall cease to own a majority of the Voting Stock of the Company or the surviving entity if other than the Company, (d) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or (e) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

  In the event that the Company makes an Offer to Purchase the Senior Subordinated Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

  With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire Senior Subordinated Notes tendered upon the occurrence of a Change of Control. The ability of the Company to pay cash to the holders of Senior Subordinated Notes upon a Change of Control may be limited by its then existing financial resources. The Credit Agreement will contain certain covenants prohibiting, or requiring waiver or consent of the lenders thereunder prior to, the repurchase of the Senior Subordinated Notes upon a Change of Control and future debt agreements of the Company may provide the same. If the Company does not obtain such waiver or consent or repay such Indebtedness, the Company will remain prohibited from repurchasing the Senior Subordinated Notes. In such event, the Company's failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Indenture which would in turn constitute a default under the Credit Agreement and possibly other Indebtedness. None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of the Company or the Trustee.

  The foregoing provisions will not prevent the Company from entering into transactions of the types described above with management or their affiliates. In addition, such provisions may not necessarily afford the holders of the Senior Subordinated Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders because such transactions may not involve a shift in voting power or beneficial ownership, or even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions.

 Future Guarantors

  The Indenture will provide that the Company will not create or acquire, nor permit any of its Restricted Subsidiaries to create or acquire, any Restricted Subsidiary after the Issue Date unless, at the time such Restricted Subsidiary has either assets or stockholder's equity in excess of $25,000, such Restricted Subsidiary executes and delivers to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Senior Subordinated Notes and the Indenture on the terms set forth in the Indenture.

 Provision of Financial Information

  Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, following the effectiveness of the Exchange Offer the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. Regardless of whether the Company files such reports or other documents with the Commission, the Company shall (a) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Senior Subordinated Notes, as their names and addresses appear in the Note Register, without cost to such holders, and (ii) file with the Trustee, copies of such annual reports, quarterly reports and other documents, and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective holder of Senior Subordinated Notes.

 Mergers, Consolidations and Certain Sales of Assets

  The Company will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to consolidate or merge with or into any Person or sell, assign, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary, as the case may be), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company on the Senior Subordinated Notes and under the Indenture; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity, as the case may be, could Incur at least $1.00 of Indebtedness pursuant to clause (i) of the provisions of the Indenture described under "--Limitation on Indebtedness" above; (iv) immediately before and after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its such Restricted Subsidiaries as a result of such transaction as having been incurred by the Company or such Restricted Subsidiary, as the case may be, at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; and (v) if, as a result of any such transaction, property or assets of the Company or a Restricted Subsidiary would become subject to a Lien not excepted from the provisions of the Indenture described under "--Limitation on Liens" above, the Company, the Company, Restricted Subsidiary or the Surviving Entity, as the case may be, shall have secured the Senior Subordinated Notes as required by said covenant. The provisions of this paragraph shall not apply to any merger of a Restricted Subsidiary of the Company with or into the Company or a Wholly Owned Subsidiary of the Company or any transaction pursuant to which a Guarantor, if any, is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "--Limitation on Certain Asset Dispositions" above.

EVENTS OF DEFAULT

  The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Senior Subordinated Note when due (whether or not prohibited by the provisions of the Indenture described under "--Ranking" above); (b) failure to pay any interest on any Senior Subordinated Note when due and payable, and the default continues for 30 days (whether or not prohibited by the provisions of the Indenture described under "--Ranking" above); (c) default in the payment of principal of and interest on Senior Subordinated Notes required to be purchased pursuant to an Offer to Purchase as described under "--Covenants--Change of Control" and "--Covenants--Limitation on Certain Asset Dispositions" above when due and payable (whether or not prohibited by the provisions of the Indenture described under "--Ranking" above); (d) failure to perform or comply with any of the provisions described under "--Covenants--Mergers, Consolidations and Certain Sales of Assets" above;
(e) failure to perform any other covenant or agreement of the Company under the Indenture or the Senior Subordinated Notes and the default continues for 30 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of outstanding Senior Subordinated Notes; (f) default under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount of $5.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the stated maturity of any such Indebtedness; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an amount of $5.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Subsidiaries; and (i) the Guarantee, if any, ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or a Guarantor, if any, denies its liability under the Guarantee (other than by reason of a release of such Guarantor from the Guarantee in accordance with the terms of the Indenture and the Guarantee).

  If an Event of Default (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Subordinated Notes may accelerate the maturity of all Senior Subordinated Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Senior Subordinated Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (h) of the preceding paragraph with respect to the Company occurs, the outstanding Senior Subordinated Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. For information as to waiver of defaults, see "--Modification and Waiver."

  The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Senior Subordinated Notes, give the holders thereof notice of all uncured Defaults or Events of Default known to it; provided, however, that, except in the case of an Event of Default or a Default in payment with respect to the Senior Subordinated Notes or a Default or Event of Default in complying with "-- Covenants--Mergers, Consolidations and Certain Sales of Assets," the Trustee shall be protected in withholding such notice if and so long as the Board of Directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the holders of the Senior Subordinated Notes.

  No holder of any Senior Subordinated Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Senior Subordinated Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Senior Subordinated Note for enforcement of payment of the principal of and premium, if any, or interest on such Senior Subordinated Note on or after the respective due dates expressed in such Senior Subordinated Note.

  The Company will be required to furnish to the Trustee annually a statement as to its performance of certain of its obligations under the Indenture and as to any default in such performance.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

  The Company may terminate its substantive obligations and the substantive obligations of the Guarantors, if any, in respect of the Senior Subordinated Notes by delivering all outstanding Senior Subordinated Notes to

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the Trustee for cancellation and paying all sums payable by the Company on account of principal of, premium, if any, and interest on all Senior Subordinated Notes or otherwise. In addition to the foregoing, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, any time on or prior to the 95th calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 95th day)) and provided that no default under any Senior Debt would result therefrom, terminate its substantive obligations and the substantive obligations of the Guarantors, if any, in respect of the Senior Subordinated Notes (except for the Company's obligation to pay the principal of (and premium, if any, on) and the interest on the Senior Subordinated Notes and such Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Senior Subordinated Notes, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture. In addition, the Company may, provided that no Default or Event of Default has occurred, and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, any time on or prior to the 95th calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 95th day)) and provided that no default under any Senior Debt would result therefrom, terminate all of its substantive obligations and all of the substantive obligations of the Guarantors, if any, in respect of the Senior Subordinated Notes (including the Company's obligation to pay the principal of (and premium, if any, on) and interest on the Senior Subordinated Notes and such Guarantors' guarantee thereof by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Senior Subordinated Notes, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the Trustee or a change in the applicable Federal tax law since the date of the Indenture, to such effect, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture.

  The Company may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the instruments governing Senior Debt and the Company has delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

  The Indenture, the Senior Subordinated Notes and the Guarantee will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each

Senior Subordinated Note affected thereby, (a) change the Stated Maturity of the principal of or any installment of interest on any Senior Subordinated Note or alter the optional redemption or repurchase provisions of any Senior Subordinated Note or the Indenture in a manner adverse to the holders of the Senior Subordinated Notes, (b) reduce the principal amount of (or the premium) of any Senior Subordinated Note, (c) reduce the rate of or extend the time for payment of interest on any Senior Subordinated Note, (d) change the place or currency of payment of principal of (or premium) or interest on any Senior Subordinated Note, (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any Senior Subordinated Note or the Guarantee, if any, or the modification and amendment of the Indenture and the Senior Subordinated Notes (other than to add sections of the Indenture or the Senior Subordinated Notes which may not be amended, supplemented or waived without the consent of each holder affected), (f) reduce the percentage of the principal amount of outstanding Senior Subordinated Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Senior Subordinated Notes or for waiver of any Default, (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, any Senior Subordinated Note (except a recision of acceleration of the Senior Subordinated Notes by the holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration), (h) modify the ranking or priority of the Senior Subordinated Notes or the Guarantee, if any, or modify the definition of Senior Debt or Designated Senior Debt or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders, (i) release the Guarantors, if any, from any of their respective obligations under the Guarantee or the Indenture otherwise than in accordance with the Indenture, or (j) modify the provisions relating to any Offer to Purchase required under the covenants described under "--Covenants-- Limitation on Certain Asset Dispositions" or "--Covenants--Change of Control" in a manner materially adverse to the holders of Senior Subordinated Notes with respect to any Asset Disposition that has been consummated or Change of Control that has occurred.

  The holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes, on behalf of all holders of Senior Subordinated Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes, on behalf of all holders of Senior Subordinated Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Senior Subordinated Note tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Subordinated Note affected.

THE TRUSTEE

  The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, the Guarantors, if any, or any other obligor upon the Senior Subordinated Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture or the Registration Rights Agreement. Reference is made to the Indenture or the Registration Rights Agreement for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

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

  "ACQUIRED INDEBTEDNESS" means, with respect to any Person, Indebtedness of such Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from another Person, including Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

  "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "ASSET DISPOSITION" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of (i) shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares) or (ii) property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that an Asset Disposition shall not include (a) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary of the Company to the Company or to any Wholly Owned Subsidiary of the Company, (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business, (c) any isolated sale, transfer or other disposition that does not involve aggregate consideration in excess of $500,000 individually, (d) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property, (e) any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with "--Covenants--Limitation on Liens" above, (f) any Restricted Payment permitted by "--Covenants--Limitation on Restricted Payments" above, (g) any disposition of assets or property in the ordinary course of business to the extent such property or assets are obsolete, worn-out or no longer useful in the Company's or any of its Restricted Subsidiaries' business, (h) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of the Company as permitted under "-- Covenants--Mergers, Consolidations and Certain Sales of Assets" above; provided, that the assets not so sold, leased, conveyed, disposed of or otherwise transferred shall be deemed an Asset Disposition or (i) any disposition that constitutes a Change of Control.

  "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

  "CAPITAL LEASE OBLIGATIONS" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "CAPITAL STOCK" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person (including any Preferred Stock outstanding on the Issue Date).

  "COMMON STOCK" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "CONSOLIDATED CASH FLOW AVAILABLE FOR FIXED CHARGES" of any Person means for any period the Consolidated Net Income of such Person for such period increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication) (i) Consolidated Interest Expense of such Person for such period (which, for purposes of this definition, shall include the amortization of the premiums, fees and expenses referred to in clause (i) of the second sentence of the definition of GAAP), plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP for such period, plus
(iv) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period.

  "CONSOLIDATED CASH FLOW RATIO" of any Person means for any period the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period, plus (B) the annual interest expense with respect to any Indebtedness proposed to be Incurred by such Person or its Restricted Subsidiaries, minus (C) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that will no longer be outstanding as a result of the Incurrence of the Indebtedness proposed to be Incurred, plus (D) the annual interest expense with respect to any other Indebtedness Incurred by such Person or its Restricted Subsidiaries since the end of such period to the extent not included in clause (ii)(A), minus (E) Consolidated Interest Expense of such Person to the extent included in clause (ii)(A) with respect to any Indebtedness that no longer is outstanding as a result of the Incurrence of the Indebtedness referred to in clause (ii)(D); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation (after giving effect to any hedge in respect of such Indebtedness that will, by its terms, remain in effect until the earlier of the maturity of such Indebtedness or the date one year after the date of such determination) had been the applicable rate for the entire period; provided, further, however, that, in the event such Person or any of its Restricted Subsidiaries has made any Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period and on or prior to the date of measurement, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. Notwithstanding the previous sentence Consolidated Interest Expense shall not include the consolidated interest expense included in a consolidated income statement of such Person for such period associated with Indebtedness incurred for working capital purposes ("Working Capital Debt") but shall include as Consolidated Interest Expense a pro forma interest expense determined using on the then current weighted average rates in effect on the date of computation on all Working Capital Debt (or if no such Working Capital Debt is then outstanding, the rate that would be in effect under the Credit Agreement) and
(y) the average principal amount of Working Capital Debt of such Person that was outstanding during the four full fiscal quarters immediately for which quarterly or annual financial statements are available next preceding the date of computation. Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Article 11 of Regulation S-X under the Securities Act of 1933 or any successor provision and may include reasonably ascertainable cost savings.

  "CONSOLIDATED INCOME TAX EXPENSE" of any Person means for any period the consolidated provision for income taxes of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

  "CONSOLIDATED INTEREST EXPENSE" for any Person means for any period, without duplication, (a) the consolidated interest expense included in a consolidated income statement (without deduction of interest or finance charge income) of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP and (b) dividend requirements of such Person and its Restricted Subsidiaries with respect to Disqualified Stock and with respect to all other Preferred Stock of Restricted Subsidiaries of such Person (in each case whether in cash or otherwise (except dividends payable solely in shares of Capital Stock of such Person or such Restricted Subsidiary)) paid, declared, accrued or accumulated during such period times a fraction the numerator of which is one and the denominator of which is one minus the then effective consolidated Federal, state and local tax rate of such Person, expressed as a decimal.

  "CONSOLIDATED NET INCOME" of any Person means for any period the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not net loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof), (c) non-cash gains and losses due solely to fluctuations in currency values, (d) the net income of any Person that is not a Restricted Subsidiary of such Person, except to the extent of the amount of dividends or other distributions representing such Person's proportionate share of such other Person's net income for such period actually paid in cash to such Person by such other Person during such period, (e) gains but not losses on Asset Dispositions by such Person or its Restricted Subsidiaries, (f) all gains and losses classified as extraordinary, unusual or nonrecurring in accordance with GAAP and (g) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

  "CONTINUING DIRECTOR" means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to the Issue Date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

  "CREDIT AGREEMENT" means, collectively, (i) that certain Loan and Security Agreement, to be dated as of February 4, 1997, between the Company and Bank of America Illinois, (ii) that certain Reimbursement Agreement, dated as of April 1, 1995, between the Company and Bank of America Illinois and (iii) any deferrals, renewals, extensions, replacements, refinancings or refundings of any of the foregoing, or amendments, modifications or supplements to (including, without limitation, any amendment increasing the amount borrowed or reimbursement obligation thereunder) whether by or with the same or any other lender, creditor, or group of creditors and including related notes, guarantee agreements and other instruments and agreements executed in connection therewith.

  "DEFAULT" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

  "DESIGNATED SENIOR DEBT" means (i) so long as the Credit Agreement is in effect, the Senior Debt incurred thereunder and (ii) thereafter, any other Senior Debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25 million which has been so designated as Designated Senior Debt by the Board of Directors of the Company at the time of initial issuance in a resolution delivered to the Trustee.

  "DISQUALIFIED STOCK" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Senior Subordinated Notes.

  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated by the Commission thereunder.

  "GAAP" means generally accepted accounting principles, consistently applied, as in effect on the Issue Date in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession in the United States. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the deduction or amortization of any premiums, fees, and expenses incurred in connection with any financings or any other permitted incurrence of Indebtedness and (ii) depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17.

  "GUARANTEE" means the guarantee of the Senior Subordinated Notes by each Guarantor under the Indenture.

  "GUARANTOR" means each Restricted Subsidiary, if any, of the Company formed or acquired after the Issue Date, which pursuant to the terms of the Indenture executes a supplement to the Indenture as a Guarantor.

  "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company (or is merged into or consolidates with the Company or any of its Restricted Subsidiaries), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company (or being merged into or consolidated with the Company or any of its Restricted Subsidiaries), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary of the Company or merges into or consolidates with the Company or any of its Restricted Subsidiaries.

  "INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person and (vii) every obligation of the type referred to in clauses
(i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Company, and any Preferred Stock of a Subsidiary of the Company. Indebtedness shall never be calculated taking into account any cash and cash equivalents held by such Person. Indebtedness shall not include obligations arising from agreements of the Company or a Restricted Subsidiary of the Company to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a Restricted Subsidiary of the Company.

  "INVESTMENT" by any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by any other Person.

  "ISSUE DATE" means the original issue date of the Notes.

  "LIEN" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

  "MANAGEMENT INVESTORS" means any of Alan Hodes, Michael Greenberg and other full-time members of management of the Company who acquire stock of Holdings through management stock purchase or option plans.

  "NET AVAILABLE PROCEEDS" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities, (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of the covenant of the Indenture described under "--Covenants--Limitation on Certain Asset Dispositions") and (v) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

  "OFFER TO PURCHASE" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the register for the Senior Subordinated Notes on the date of the Offer offering to purchase up to the principal amount of Senior Subordinated Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Senior Subordinated Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender Senior Subordinated Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Senior Subordinated Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

(4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Senior Subordinated Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

(5) that the holder may tender all or any portion of the Senior Subordinated Notes registered in the name of such holder and that any portion of a Senior Subordinated Note tendered must be tendered in an integral multiple of $1,000 principal amount;

(6) the place or places where Senior Subordinated Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7) that interest on any Senior Subordinated Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

(8) that on the Purchase Date the Purchase Price will become due and payable upon each Senior Subordinated Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9) that each holder electing to tender all or any portion of a Senior Subordinated Note pursuant to the Offer to Purchase will be required to surrender such Senior Subordinated Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Senior Subordinated Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

(10) that holders will be entitled to withdraw all or any portion of Senior Subordinated Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Senior Subordinated Note the holder tendered, the certificate number of the Senior Subordinated Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

(11) that (a) if Senior Subordinated Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Senior Subordinated Notes and (b) if Senior Subordinated Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Senior Subordinated Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Senior Subordinated Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

(12) that in the case of any holder whose Senior Subordinated Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Senior Subordinated Note without service charge, a new Senior Subordinated Note or Senior Subordinated Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Senior Subordinated Note so tendered.

  An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

  "PERMITTED ASSET SWAP" means any one or more transactions in which the Company or any of its Restricted Subsidiaries exchanges assets for consideration consisting of cash and/or assets used or useful in the business of the Company as conducted on the Issue Date or reasonable extensions, developments or expansions thereof or ancillary thereto or other assets in an amount less than 15% of the fair market value of such transaction or transactions.

  "PERMITTED HOLDER" means any of (i) the Principals and their Related Persons and Affiliates and (ii) the Management Investors and their Related Persons and Affiliates.

  "PERMITTED INVESTMENTS" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase; (ii) Investments in commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service or "A-1" or better by Standard & Poor's Corporation or an equivalent rating or better by any other nationally recognized securities rating agency; (iii) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000, maturing within one year of the date of purchase; (iv) Investments representing Capital Stock or obligations issued to the Company or any of its Restricted Subsidiaries in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any of its Restricted Subsidiaries; (v) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; (vi) any acquisition of the Capital Stock of any Person; provided, however, that after giving effect to any such acquisition such Person shall become a Restricted Subsidiary of the Company; (vii) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP; (viii) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables; (ix) any interest swap or hedging obligation with an unaffiliated Person otherwise permitted by the Indenture; (x) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under "--Covenants--Limitation on Certain Asset Dispositions" above; (xi) Investments in Restricted Subsidiaries or by virtue of which a person becomes a Restricted Subsidiary; (xii) loans and advances to employees made in the ordinary course of business; and (xiv) Investments the sole consideration for which consists of Capital Stock of the Company.

  "PERMITTED TRANSFEREE" means, with respect to any Management Investor (i) any spouse or lineal descendant (including by adoption and stepchildren) of such Management Investor and (ii) any trust, corporation or partnership, the beneficiaries, stockholders or partners of which consist entirely of one or more Management Investors or individuals described in clause (i) above.

  "PERSON" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "PREFERRED STOCK", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "PRINCIPALS" means Citicorp Venture Capital, Ltd.

  "PURCHASE DATE" has the meaning set forth in the definition of "Offer to Purchase" above.

  "RELATED PERSON" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

  "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "SENIOR DEBT" means, with respect to any Person at any date, (i) in the case of the Company or the Guarantor, if any, all Indebtedness under the Credit Agreement, including principal, premium, if any, and interest on such Indebtedness and all other amounts due on or in connection with such Indebtedness including all charges, fees and expenses, (ii) all other Indebtedness of such Person for borrowed money, including principal, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness for money borrowed is created, incurred, assumed or guaranteed expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Senior Subordinated Notes, and all renewals, extensions, modifications, amendments or refinancing thereof and
(iii) all interest on any Indebtedness referred to in clauses (i) and (ii) accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed thereunder. Notwithstanding the foregoing, Senior Debt shall not include (a) Indebtedness which is pursuant to its terms or any agreement relating thereto or by operation of law subordinated or junior in right of payment or otherwise to any other Indebtedness of such Person; provided, however, that no Indebtedness shall be deemed to be subordinate or junior in right of payment or otherwise to any other Indebtedness of a Person solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Senior Subordinated Notes, (c) any Indebtedness of such Person to any of their Subsidiaries, and (d) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to the Company.

  "SUBORDINATED INDEBTEDNESS" means any Indebtedness (whether outstanding on the date hereof or hereafter incurred) which is by its terms expressly subordinate or junior in right of payment to the Senior Subordinated Notes.

  "SUBSIDIARY" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

  "TANGIBLE ASSETS" means the total amount of assets of the Company and the Restricted Subsidiaries after deducting therefrom all good will, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Company and its Subsidiaries and computed in accordance with GAAP.

  "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company formed or acquired after the Issue Date that at the time of determination is designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. The Indenture will provide that, the Board of Directors of the Company may not designate any Subsidiary of the Company to be an Unrestricted Subsidiary if, after such designation, (a) the Company or any other Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) a default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity or (c) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

  "VOTING STOCK" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

  "WHOLLY OWNED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Notes were originally sold by the Company on January 30, 1997 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchaser (the "Registration Rights Agreement") pursuant to which the Company has agreed, for the benefit of the holders of the Notes, at the Company's cost, to use its best efforts to (i) file the Exchange Offer Registration Statement within 60 days after the date of the original issue of the Notes (February 4, 1997) with the Commission with respect to the Exchange Offer for the Exchange Notes, and
(ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 135 days after the date of original issuance of the Notes. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Notes. For each Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the date of its original issue.

  Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "-- Resale of the Exchange Notes."

  Each holder of the Notes (other than certain specified holders) who wishes to exchange the Notes for Exchange Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company, (ii) the Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any Participating Broker-Dealer who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

  In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 210 days after the original issue date of the Notes, or if any holder of the Notes (other than an "affiliate" of the Company or the Initial Purchaser) is not eligible to participate in the Exchange Offer, or upon the request of the Initial Purchaser under certain circumstances, the Company will, at its cost, (a) as promptly as practicable, file the Shelf Registration Statement covering resales of the Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement until the earlier of three years after its effective date and such time as all of the applicable Notes have been sold thereunder. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

  If the Company fails to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable with respect to the Notes as follows:

    (i) if the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 60 days following the Issue Date, Additional Interest shall be accrued on the Notes over and above the stated interest at a rate of 0.25% per annum for the first 90 days immediately following the 61st day after the Issue Date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

    (ii) if an Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective by the Commission within 135 days following the date on which such registration statement is required to be filed, then, commencing on the 136th after the Issue Date, Additional Interest shall be accrued on the Notes over and above the stated interest at a rate of 0.25% per annum for the first 90 days immediately following the 136th day after the Issue Date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

    (iii) if (A) the Company has not exchanged all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 165 days after the Issue Date or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of its effective date(unless all the Notes have been sold thereunder), then Additional Interest shall be accrued on the Notes over and above the stated interest at a rate of 0.25% per annum for the first 90 days commencing on (x) the 166th day after the Issue Date with respect to the Notes validly tendered and not exchanged by the Company, in the case of (A) above, or (y) the day the Exchange Offer Registration Statement ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided however that the Additional Interest rate on the Notes may not exceed in the aggregate 1.0% per annum; and provided further that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Exchange Offer Registration Statement which has ceased to remain effective (in the case of clause (iii)(B) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(C) above), Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

  Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original interest payment dates as the Notes. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Notes, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months and, in the case of a partial month, the actual number of days elapsed), and, the denominator of which is 360.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

  Following the consummation of the Exchange Offer, holders of the Notes who were eligible to participate in the Exchange Offer but who did not tender their Notes will not have any further registration rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $75,000,000 aggregate principal amount of Notes were outstanding. The Company has fixed the close of business on
          , 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
          , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Notwithstanding the
foregoing, the Company will not extend the Expiration Date beyond          ,
1997.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest from their date of issuance. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on August 1, 1997. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

  Interest on the Exchange Notes is payable semi-annually on each February 1, and August 1, commencing on August 1, 1997.

PROCEDURES FOR TENDERING

  For a holder of Notes to tender Notes validly pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer), an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (a) certificates for tendered Notes must be received by the Exchange Agent at such address or
(b) such Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal).

  The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Pen-Tab may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

  By tendering Notes pursuant to the procedures set forth above, each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility, The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Notes by causing such Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or, in the case of a book-entry transfer, an Agent's message in lieu of the Letter of Transmittal and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends, to notify holders of defects or irregularities with respect to tenders of Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m.,

New York City time, on the Expiration Date. Any such notice of withdrawal must
(i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable discretion, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

    (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the Company's reasonable discretion, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn.

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  United States Trust Company of New York
  114 West 47th Street
  New York, New York 10036-1532

  Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

  With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties (for example, the letters of the commission to (i) Exxon Capital Holdings Corporation, available May 13, 1988, (ii) Morgan Stanley & Co., Inc., available June 5, 1991 and (iii) Shearman & Sterling, available July 2, 1993), the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion (including the opinion of special counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

  Kirkland & Ellis, special counsel to the Company, has advised the Company that in its opinion, the exchange of the Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Notes for Exchange Notes pursuant to the Exchange Offer.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.
In addition, until     , 1997, all dealers effecting transactions in the
Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

  Certain legal matters in connection with the issuance of Exchange Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, New York, New York.

                                    EXPERTS

  The financial statements of Pen-Tab Holdings, Inc. at December 28, 1996 and December 30, 1995, and for each of the three years in the period ended December 28, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS
                             PEN-TAB HOLDINGS, INC.
                      (FORMERLY PEN-TAB INDUSTRIES, INC.)

AUDITED FINANCIAL STATEMENTS                                               PAGE
----------------------------                                               ----
Report of Independent Auditors............................................ F-2
Balance Sheets as of December 30, 1995 and December 28, 1996.............. F-3
Statements of Income and Retained Earnings for fiscal years ended 1994,
 1995 and 1996............................................................ F-5
Statements of Cash Flows for fiscal years ended 1994, 1995 and 1996....... F-6
Notes to Financial Statements............................................. F-7

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
 Pen-Tab Holdings, Inc. (formerly Pen-Tab Industries, Inc.)

  We have audited the accompanying balance sheets of Pen-Tab Holdings, Inc. (formerly Pen-Tab Industries Inc.) as of December 30, 1995 and December 28, 1996, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pen-Tab Holdings, Inc. at December 30, 1995 and December 28, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.

                                                  /s/ Ernst & Young LLP

March 4, 1997
Vienna, Virginia

           PEN-TAB HOLDINGS, INC. (FORMERLY PEN-TAB INDUSTRIES, INC.)

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                               PRO FORMA-
                                DECEMBER 30, DECEMBER 28,     DECEMBER 28,
                                    1995         1996             1996
                                ------------ ------------ ---------------------
                                 (COMBINED)               PRO FORMA AS ADJUSTED
                                                          --------- -----------
                                                               (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents.....   $   836      $   111     $   111    $16,642
 Accounts receivable (less
  allowances for discounts,
  credits and doubtful accounts
  of $602 in 1995 and $1,375 in
  1996)                             9,169       10,697      10,697     10,697
 Inventories...................    14,660       14,738      14,738     14,738
 Prepaid expenses and other
  current assets...............       297          577         577        577
                                  -------      -------     -------    -------
Total current assets...........    24,962       26,123      26,123     42,654
Property, plant and equipment,
 at cost:
 Machinery and equipment.......    20,799       20,296      20,296     20,296
 Furniture and fixtures........       912        1,069       1,069      1,069
 Leasehold improvements........       133          150         150        150
 Land and building.............     6,832        6,893       6,893      6,893
                                  -------      -------     -------    -------
                                   28,676       28,408      28,408     28,408
Less: accumulated depreciation
 and amortization..............    10,450       11,641      11,641     11,641
                                  -------      -------     -------    -------
                                   18,226       16,767      16,767     16,767
Other assets...................       617          614         614      3,614
                                  -------      -------     -------    -------
Total assets...................   $43,805      $43,504     $43,504    $63,035
                                  =======      =======     =======    =======





                See accompanying notes to financial statements.

           PEN-TAB HOLDINGS, INC. (FORMERLY PEN-TAB INDUSTRIES, INC.)

                             (DOLLARS IN THOUSANDS)

                                                               PRO FORMA-
                                DECEMBER 30, DECEMBER 28,     DECEMBER 28,
                                    1995         1996             1996
                                ------------ ------------ ---------------------
                                 (COMBINED)               PRO FORMA AS ADJUSTED
                                                          --------- -----------
                                                               (UNAUDITED)
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable..............   $ 1,748      $ 2,774     $ 2,774    $ 2,774
 Accrued expenses and other
  current liabilities..........     3,013        1,468       1,468      1,468
 Deferred income taxes.........       --           --          474        474
 Current portion of long-term         193       16,037      16,037        255
  debt.........................   -------      -------     -------    -------
Total current liabilities......     4,954       20,279      20,753      4,971
                                  -------      -------     -------    -------
Long-term debt.................    27,807        8,173       8,173      8,173
Senior subordinated notes......       --           --          --      75,000
Deferred income taxes..........       --           --        1,869      1,869
Stockholders' equity:
 Pen-Tab Holdings, Inc.
  Common Stock:
   Class A $.01 par value,
    1,000 shares authorized;
    1,000 shares issued at
    December 30, 1995 and 800
    shares issued at December
    28, 1996...................       --           --          --         --
   Class B (non-voting) $.01
    par value, 1,000 shares
    authorized; 1,000 shares
    issued at December 30, 1995
    and 480 shares issued at
    December 28, 1996..........       --           --          --         --
   Treasury stock--at cost:
    200 shares Class A and 520
     shares Class B at
     December 30, 1995.........      (655)         --          --         --
 Additional capital............       250          --          --         --
 Retained earnings.............     6,642       15,052      12,709        --
                                  -------      -------     -------    -------
Total stockholders' equity--
 Pen-Tab Holdings..............     6,237       15,052      12,709        --
 Pen-Tab Industries of Califor-
  nia, Inc.
  Common Stock at December 30,
   1995:
   Class A $.01 par value,
    1,000 shares authorized and
    issued.....................       --           --          --         --
   Class B (non-voting) $.01
    par value, 1,000 shares
    authorized and issued......       --           --          --         --
   Treasury stock--at cost:
    200 shares Class A and 520
     shares Class B at
     December 30, 1995.........       (10)         --          --         --
  Additional capital...........       120          --          --         --
  Retained earnings............     4,697          --          --         --
                                  -------      -------     -------    -------
Total stockholders' equity--
 Pen-Tab Industries of              4,807          --          --         --
 California, Inc. .............   -------      -------     -------    -------
 Pen-Tab Industries, Inc.--Pro
  Forma
   Contributed capital.........       --           --          --      12,709
   Deficit.....................       --           --          --     (39,687)
                                  -------      -------     -------    -------
 Stockholder's deficit--Pen-Tab
  Industries, Inc.--Pro Forma..       --           --          --     (26,978)
 Total stockholders' equity        11,044       15,052      12,709    (26,978)
  (deficit)....................   -------      -------     -------    -------
Total liabilities and stock-      $43,805      $43,504     $43,504    $63,035
 holders' equity...............   =======      =======     =======    =======

                See accompanying notes to financial statements.

           PEN-TAB HOLDINGS, INC. (FORMERLY PEN-TAB INDUSTRIES, INC.)

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                           FISCAL YEAR
                                                     --------------------------
                                                      1994     1995      1996
                                                     -------  -------  --------
                                                       (COMBINED)
Net sales........................................... $90,472  $96,808  $106,365
Cost of goods sold..................................  70,581   74,305    74,781
                                                     -------  -------  --------
Gross profit........................................  19,891   22,503    31,584
Expenses:
 Selling, general and administrative................  13,346   13,204    16,024
 Relocation expenses................................      --    1,906        --
 Other:
  Interest expense--net.............................   2,410    2,883     2,346
  Other income--net.................................      (3)     (55)       (4)
                                                     -------  -------  --------
Total expenses......................................  15,753   17,938    18,366
                                                     -------  -------  --------
Income before income taxes..........................   4,138    4,565    13,218
Income tax (provision) benefit......................    (825)     343       191
                                                     -------  -------  --------
Net income..........................................   3,313    4,908    13,409
                                                     -------  -------  --------
Retained earnings, beginning of year................   6,712    9,065    11,339
Dividends...........................................    (960)  (2,634)   (9,401)
Adjustment for cancellation of treasury stock.......     --       --       (295)
                                                     -------  -------  --------
Retained earnings, end of year...................... $ 9,065  $11,339  $ 15,052
                                                     =======  =======  ========
Unaudited Pro Forma Data:
 Historical income before income taxes.............. $ 4,138  $ 4,565  $ 13,218
Pro forma tax provision.............................  (1,783)  (1,948)   (4,956)
                                                     -------  -------  --------
Pro forma net income................................ $ 2,355  $ 2,617  $  8,262
                                                     =======  =======  ========





                See accompanying notes to financial statements.

           PEN-TAB HOLDINGS, INC. (FORMERLY PEN-TAB INDUSTRIES, INC.)

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                          FISCAL YEAR
                                                    -------------------------
                                                     1994     1995     1996
                                                    -------  -------  -------
                                                      (COMBINED)
OPERATING ACTIVITIES
Net income......................................... $ 3,313  $ 4,908  $13,409
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization.....................   2,317    2,760    2,352
 Deferred income taxes.............................     169     (745)    (351)
 Provision for losses on accounts receivable.......     150       89       31
 Changes in operating assets and liabilities:
  Accounts receivable..............................  (1,292)   3,333   (1,559)
  Inventories......................................     555    1,207      (78)
  Prepaid expenses and other current assets........     320      (46)    (280)
  Accounts payable.................................      53   (1,162)   1,026
  Accrued expenses and other liabilities...........     --       823   (1,194)
  Other............................................      (9)    (241)     --
                                                    -------  -------  -------
Net cash provided by operating activities..........   5,576   10,926   13,356
                                                    -------  -------  -------
INVESTING ACTIVITIES
Purchase of property, plant and equipment..........  (1,371)  (8,556)    (890)
Proceeds from sale of equipment....................      40       35      --
                                                    -------  -------  -------
Net cash used in investing activities..............  (1,331)  (8,521)    (890)
                                                    -------  -------  -------
FINANCING ACTIVITIES
Proceeds from long-term borrowings.................  12,223   17,192   20,586
Repayments of long-term borrowings................. (15,760) (24,349) (24,376)
Proceeds from issuance of industrial development
 revenue bonds.....................................     --     7,500      --
Dividends..........................................    (960)  (2,634)  (9,401)
Other..............................................     334      --       --
                                                    -------  -------  -------
Net cash used in financing activities..............  (4,163)  (2,291) (13,191)
                                                    -------  -------  -------
Increase (decrease) in cash and cash equivalents...      82      114     (725)
Cash and cash equivalents at beginning of year.....     640      722      836
                                                    -------  -------  -------
Cash and cash equivalents at end of year........... $   722  $   836  $   111
                                                    =======  =======  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
 Interest.......................................... $ 2,405  $ 2,776  $ 2,436
                                                    =======  =======  =======
 Income taxes...................................... $   449  $   284  $   123
                                                    =======  =======  =======
Non-cash transactions:
 Purchase of machinery in exchange for promissory
  note............................................. $   --   $   766  $   --
                                                    =======  =======  =======

                See accompanying notes to financial statements.

          PEN-TAB HOLDINGS, INC. (FORMERLY PEN-TAB INDUSTRIES, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

  Pen-Tab Holdings, Inc. (formerly, Pen-Tab Industries Inc.) ("Holdings" or the "Company") is a leading manufacturer of paper products for use in the office, school and home. Its products include legal pads, wirebound notebooks, envelopes, school supplies, and arts and crafts products. The Company is a primary supplier of many national discount store chains, office supply super stores, and wholesale clubs throughout the United States and Canada. The Company, through its Vinylweld division, is a leading designer and manufacturer of vinyl packaging products. Sales are made on open account and the Company generally does not require collateral. Following completion of the recapitalization described in Note 13, Holdings conducts all operations through a wholly-owned subsidiary.

  The financial statements of Pen-Tab Holdings, Inc. for fiscal 1994 and 1995 represent the combined historical financial statements of Pen-Tab Industries, Inc., a New York corporation, and its affiliated company Pen-Tab Industries of California, Inc., a Delaware corporation, which were controlled under common ownership. Intercompany accounts and transactions have been eliminated in combination. Effective July 1, 1996, the two companies were merged into a new Virginia corporation with no change in ownership, and accordingly, the historical book values of the companies assets and liabilities were carried forward to the new company. In connection with the merger, the Company recorded a charge to retained earnings of $295 relating to the cancellation of treasury stock previously held by the two companies, and eliminated the treasury stock and related additional capital balances.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Method of Accounting

  The accompanying financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. The 1994, 1995 and 1996 fiscal years refer to the fifty-two week periods ended December 31, 1994, December 30, 1995 and December 28, 1996, respectively.

 Revenue Recognition

  Sales are recognized upon product shipment (FOB shipping point).

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  The Company had unexpended proceeds from the Industrial Development Revenue Bonds of approximately $376 at December 30, 1995. These amounts were contractually restricted for payment of project costs and were included in cash and cash equivalents at such date.

 Inventories

  Inventories are stated at the lower of cost or market and are valued using the last-in first-out (LIFO) method, except as noted below.

  Prior to January 1, 1994, Pen-Tab Industries, Inc., a New York corporation and Pen-Tab Industries of California, Inc., a Delaware corporation, determined inventory cost using the first-in, first-out (FIFO) method

          PEN-TAB HOLDINGS, INC. (FORMERLY PEN-TAB INDUSTRIES, INC.)

and last-in, first-out (LIFO) methods, respectively. Effective January 1, 1994, Pen-Tab Industries, Inc. changed its method of valuing inventory to last-in, first-out (LIFO) method. The cumulative effect of this accounting change and the pro forma effect on the December 31, 1993 combined retained earnings have not been separately shown because such effect cannot be reasonably determined. Management believes the LIFO method of inventory accounting more closely matches current costs with current revenues.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is computed on the straight line method over the estimated useful lives of the related assets. Leasehold improvements are amortized by the straight-line method over the shorter of the estimated useful lives of the improvements or the lease term.

 Advertising Costs

  The Company expenses the costs of advertising as incurred. Such costs amounted to approximately $273, $512 and $2,430, respectively, for fiscal 1994, 1995, and 1996.

 Income Taxes

  Provisions for income taxes are based upon earnings reported for financial statement purposes and may differ from amounts currently payable or receivable because certain amounts may be recognized for financial reporting purposes in different periods than they are for income tax purposes. Deferred income taxes result from temporary differences between the financial statement amounts of assets and liabilities and their respective tax bases. Also see Note 6.

 Fair Value of Financial Instruments

  The Company considers the recorded value of its monetary assets and liabilities, which consist primarily of cash, cash equivalents, accounts receivable, accounts payable and long-term bank debt, to approximate the fair value of the respective assets and liabilities at December 30, 1995 and December 28, 1996.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.UNAUDITED PRO FORMA DATA

 Pro Forma

  As described further in Note 6, the Company was taxed as an "S" corporation during fiscal 1996. Upon completion of the recapitalization described in Note 13, Pen-Tab Holdings will terminate its "S" corporation status. The pro forma December 28, 1996 balance sheet and related statement of income and retained earnings for fiscal 1996 reflect adjustments to deferred tax liabilities and the Company's income tax provision, respectively, had Holdings been taxed as a "C" corporation for the respective period.

  The Company's pro forma current deferred tax liability consists primarily of the tax effect of the difference in the LIFO reserve for financial reporting purposes versus its value for tax purposes. The Company's pro forma long-term deferred tax liability consists primarily of the tax effect of the accumulated difference between the financial reporting basis and tax basis of property, plant and equipment. The actual deferred tax liabilities which will be recorded upon termination of the Companys "S" corporation election will be adjusted to reflect the effect

          PEN-TAB HOLDINGS, INC. (FORMERLY PEN-TAB INDUSTRIES, INC.)

of operations of the Company for the period from December 28, 1996 through the date immediately preceding the termination of the "S" corporation status.

 Adjusted Pro Forma Financial Data

  Adjusted Pro forma financial data is provided for Pen-Tab Industries, Inc. giving effect to the issuance of $75,000 aggregate principal amount of Notes, transfer via dividend of $34,187 from Pen-Tab Industries, Inc. to Holdings, the payment of estimated debt issuance costs of $3,000, the repayment of amounts borrowed under the Existing Credit Facility as of December 28, 1996 and the payment of $5,500 dividend distribution to shareholders as of February 3, 1997.

  The repurchase of Class A and Class B common stock described in Note 13 has not been given effect to the adjusted pro forma financial data, as such transaction does not affect the financial statement of Pen-Tab Industries, Inc.

4.INVENTORIES

  Inventories consist of the following:

                                                       DECEMBER 30, DECEMBER 28,
                                                           1995         1996
                                                       ------------ ------------
       Raw materials..................................   $  6,454     $ 7,445
       Work-in-process................................        272         192
       Finished goods.................................      7,934       7,101
                                                         --------     -------
                                                         $ 14,660     $14,738
                                                         ========     =======

  It is estimated that inventories would have been $963 higher than reported on December 28, 1996, and $4,583 higher than reported on December 30, 1995, if the quantities valued on LIFO basis were instead valued on the first-in-first-out (FIFO) basis. For purposes of comparability, had LIFO inventories been reported at values approximating current cost as would have resulted from using the FIFO method and if no other assumptions were made as to changes in income, income before taxes would have been approximately $3,430 higher and $3,620 lower in fiscal 1995 and 1996, respectively.

  During fiscal years 1994 and 1995, inventory quantities were reduced causing a liquidation of LIFO inventory layers which were carried at the lower costs that prevailed in prior years. The effect of the liquidation in such years was to decrease cost of goods sold in such years by approximately $877 and $1,032, respectively.

5.LONG-TERM DEBT

  Long-term debt consisted of the following:

                                                       DECEMBER 30, DECEMBER 28,
                                                           1995         1996
                                                       ------------ ------------
       Collateralized loans payable to a bank
        (Existing Credit Facility)....................   $19,369      $15,782
       Industrial development revenue bonds...........     7,500        7,500
       Promissory note payable........................       673          568
       Other..........................................       458          360
                                                         -------      -------
                                                          28,000       24,210
       Less: current portion..........................       193       16,037
                                                         -------      -------
                                                         $27,807      $ 8,173
                                                         =======      =======

          PEN-TAB HOLDINGS, INC. (FORMERLY PEN-TAB INDUSTRIES, INC.)

  The Company has collateralized loans payable to a bank under a Loan and Security Agreement (the "Existing Credit Facility") expiring on March 21, 1997, which provides for loans based on specified percentages of accounts receivable, inventory, and property, plant and equipment up to an aggregate maximum of $57,000. The interest rate for borrowing is at LIBOR plus a sliding scale spread. Except as noted below, all assets of the Company are pledged as collateral for balances owing under the Existing Credit Facility.

  On February 4, 1997 the Company repaid the outstanding obligation on the Loan and Security Agreement and entered into a new Credit Agreement with the Bank of America Illinois (The Credit Agreement). The Credit Agreement, which expires on February 4, 1998, provides for advances based upon a borrowing base comprised of specified percentages of eligible accounts receivable, inventory, and net fixed assets, up to an aggregate maximum of $35,000. The interest rate for borrowing is at bank prime rate plus a sliding scale spread or, at Pen-Tab's option, at LIBOR plus a sliding scale spread. The Credit Agreement contains customary representations and warranties and events of default and requires compliance with certain covenants by the Company, including, among other things: (i) maintenance of certain financial ratios and compliance with certain financial tests and limitations, (ii) limitations on the payment of capital expenditures, dividends, incurrence of additional indebtedness and granting of certain liens and (iii) restrictions on mergers, acquisitions, asset sales and investments. The Company is also required to reduce the principle balance of any loans outstanding to zero for a period of sixty days beginning September 30 of each fiscal year.

  The industrial development revenue bonds represent 20 year tax-exempt bonds issued through the Town of Front Royal and the County of Warren, Virginia on April 1, 1995. Interest is paid monthly, and is calculated using a floating rate determined every 7 days with reference to a tax-exempt bond index (3.1% as of December 28, 1996 plus a bank of letter of credit fee of 1.5%). The industrial development revenue bonds are subject to a mandatory sinking fund redemption commencing April 1, 1998, under which Pen-Tab is required to make 17 annual installments of $400, with a final installment of $700 due in 2015. Repayment is collateralized by a bank standby letter of credit and a first security interest in Pen-Tabs land and buildings in Front Royal, Virginia. The bonds may be redeemed at the option of Pen-Tab, in whole or in part, on any interest payment date.

  During fiscal 1995, Pen-Tab purchased certain production machinery in exchange for a promissory note in the amount of $767. The promissory note is repayable in 10 semi-annual installments and bears interest at 8% per year. At December 28, 1996 a balance of $568 was outstanding of which $147 in principle is due 1997. Repayment of the note is collateralized by a first security interest in the machinery purchased.

6.INCOME TAX PROVISION (BENEFIT)

  Pen-Tab Industries, Inc., a New York corporation, was taxed as a "C" corporation under the Internal Revenue Code during fiscal 1994, and accordingly was subject to federal and New York state income taxes. For fiscal 1995 and 1996, the stockholders of Pen-Tab Industries, Inc. elected to be treated as an "S" corporation for federal income tax purposes under which income, losses, deductions and credits were allocated to and reported by the company's stockholders based on their respective ownership interests. Accordingly, no provision for income taxes was required for such years, except for New York state income taxes in 1995.

  The stockholders of Pen-Tab Industries of California, Inc. elected to be taxed as an "S" Corporation for all years presented. Accordingly, no tax provision for federal or state income taxes was required for Pen-Tab Industries of California, Inc. during such years, except for a 1 1/2% California state tax imposed on "S" corporations.

          PEN-TAB HOLDINGS, INC. (FORMERLY PEN-TAB INDUSTRIES, INC.)

  Significant components of the provision for income taxes for fiscal 1994, 1995 and 1996 were as follows:

                                                             1994 1995   1996
                                                             ---- -----  -----
   Current.................................................. $656 $ 402  $ 160
   Deferred*................................................  169  (745)  (351)
                                                             ---- -----  -----
   Income tax provision (benefit)........................... $825 $(343) $(191)
                                                             ==== =====  =====

  --------
  * During fiscal 1995, the Company recognized a federal income tax benefit related to the change from "C" corporation status to "S" corporation status under which a deferred tax credit of approximately $745 was recognized into income. The net tax benefit represents the difference between the deferred tax credit recognized and state income taxes payable for the year.

7.DEFINED CONTRIBUTION PLAN

  The Company sponsors a 401(k) plan in which nonunion full-time employees meeting certain age and employment requirements are eligible for participation. Participating employees can contribute between 2% and 15% of their annual compensation. During fiscal 1995 and 1994, the Company matched employee contributions at a rate of 20% of the employees' annual contributions up to 1% of the employees annual compensation. During fiscal 1996, the Company matched employee contributions at a rate of 50% of the employee's annual contributions up to 2 1/2% of the employee's annual compensation. Total expense under the plan amounted to $48, $32 and $42 in fiscal 1994, 1995 and 1996, respectively.

  The Company also contributes to a union sponsored multi-employer defined contribution pension plan. All union employees meeting certain employment requirements are covered. Total expense under the union sponsored plan amounted to $87, $94, and $21 in fiscal 1994, 1995 and 1996, respectively.

8.LEASES AND COMMITMENTS

  The Company rents certain office, manufacturing and warehouse facilities in California and Chicago under leases which expire in May 2002 and December 2009, respectively. The Company also leases certain machinery and equipment under agreements which expire in the year 2000.

  Future minimum lease payments under noncancellable operating leases are as follows, as of December 28, 1996:

       FISCAL YEAR ENDED DECEMBER
       --------------------------
       1997............................................................. $  998
       1998.............................................................    998
       1999.............................................................    998
       2000.............................................................  1,039
       2001.............................................................    983
       Thereafter.......................................................  2,622
                                                                         ------
       Total............................................................ $7,638
                                                                         ======

  Rent expense was approximately $1,445, $1,469 and $1,148 in fiscal 1994, 1995 and 1996, respectively, and included payments of $383 in fiscal 1994 and 1995 to a related party (company controlled by shareholders) for the Company's New York premises.

  The Company is required to obtain a consent from a third party for the assignment of one of its contracts to its wholly owned subsidiary Pen-Tab Industries, Inc. The Company is in the process of obtaining such consent, and believes that there will be no material effect on the Company's operations or financial position relating to this requirement.

          PEN-TAB HOLDINGS, INC. (FORMERLY PEN-TAB INDUSTRIES, INC.)

  At December 30, 1995 and December 28, 1996, the Company had standby letters of credit outstanding in the amounts of $277 and $457 issued by a bank on behalf of Pen-Tab in connection with a worker's compensation insurance program. See also Note 5.

  The Company has entered into employment agreements with two executives which contain provisions with respect to annual compensation, bonuses, termination and severance arrangements.

9.RELATED PARTY TRANSACTIONS

  General and administrative expenses during fiscal 1994 and 1995 include $100 paid to a related party (company controlled by shareholders) for management and other services. See also Note 8.

  The shareholders of Holdings have entered into a Shareholders Agreement which contains certain provisions with respect to the equity interests and corporate governance of Holdings and Pen-Tab Industries, Inc. following the recapitalization. Pursuant to this agreement, the disposition of Common Stock and Preferred Stock is restricted. The agreement also contains certain participation rights, approval rights and rights of first offer exercisable by shareholders in the event of certain sales or proposed sales of equity interests by any shareholder.

10.RELOCATION EXPENSES

  During fiscal 1995, the Company relocated its headquarters and its east coast manufacturing facilities from Glendale, New York to Front Royal, Virginia. The non-recurring charges associated therewith are reported as relocation expenses in the statements of income and retained earnings.

11.MAJOR CUSTOMERS--PAPER PRODUCTS SEGMENT

  During fiscal 1994, there were three customers each in excess of 10% revenues for the year. Such customers collectively accounted for 51.0% of the Company's sales.

  During fiscal 1995, there were three customers each in excess of 10% of revenues for the year. Such customers collectively accounted for 50.8% of the Company's sales.

  During fiscal 1996, there were two customers each in excess of 10% of revenues for the year. Such customers collectively accounted for 37.4% of the Company's sales.

          PEN-TAB HOLDINGS, INC. (FORMERLY PEN-TAB INDUSTRIES, INC.)

12.SEGMENT INFORMATION

  As described in Note 1, the Company operates in two business segments consisting of paper products, and vinyl packaging products. The following table provides certain financial data regarding these two segments.

                                                               VINYL
                                                     PAPER   PACKAGING
                                                    PRODUCTS PRODUCTS   TOTAL
                                                    -------- --------- --------
1996
Net sales.......................................... $95,898   $10,467  $106,365
Operating earnings.................................  13,981     1,579    15,560
Identifiable assets................................  40,981     2,523    43,504
Depreciation and amortization......................   2,134       218     2,352
Capital expenditures...............................     794        96       890
                                                    -------   -------  --------
1995
Net sales.......................................... $84,280   $12,528  $ 96,808
Operating earnings.................................   6,322     1,071     7,393
Identifiable assets................................  40,782     3,023    43,805
Depreciation and amortization......................   2,650       110     2,760
Capital expenditures...............................   9,230        92     9,322
                                                    -------   -------  --------
1994
Net sales.......................................... $78,556   $11,916  $ 90,472
Operating earnings.................................   5,558       987     6,545
Identifiable assets................................  38,291     3,420    41,711
Depreciation and amortization......................   2,155       162     2,317
Capital expenditures...............................   1,344        27     1,371
                                                    -------   -------  --------

  For the purposes of the segment information provided above, operating earnings are defined as net sales less related cost of goods sold, selling, general and administration expenses and relocation expenses.

13.SUBSEQUENT EVENTS

  On February 4, 1997, the Company issued $75 million 10 7/8% Senior Subordinated Notes due 2007 and effected a recapitalization pursuant to which the Company repurchased approximately 748 shares of Class A common stock and 122 shares of Class B common stock from management shareholders for approximately $48,197, converted an additional 20 shares of Class A common stock and 358 shares of Class B common stock into redeemable preferred stock, and sold 37 shares of Class A common stock, 3 shares of Class B common stock and 125,875 shares of redeemable preferred stock to outside investors for proceeds of approximately $15,010. In connection therewith, the Company and its shareholders entered in a Registration Agreement pursuant to which the Company may be required, at its own cost and subject to certain limitations, to register its common stock under the Securities Act.

  The Company's shareholders concurrently approved an amendment to the Company's articles of incorporation to increase the number of authorized shares to 8,352,500, consisting of 6,000,000 shares of Class A Common Stock, par value $.01 per share, 2,000,000 shares of Class B Common Stock, par value $.01 per share, and 352,500 shares of redeemable preferred stock. Following completion of the above transactions, the Company's shareholders approved a stock split pursuant to which each share of Pen-Tab Holdings, Inc. Class A Common Stock and Class B Common Stock then outstanding was converted into 60,937.50 shares of such common stock. Share amounts disclosed in these financial statements have not been adjusted to give effect to the stock split, which occurred after completion of the above transactions.

  The Company also established a stock option plan pursuant to which key employees may be granted non-qualified stock options to purchase up to 527,777 shares of Class A Common Stock. Effective February 4, 1997, the Company granted options to purchase 197,916.375 shares of Class A Common Stock pursuant to such stock option plan.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Pen-Tab is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it currently exists or may hereafter be amended.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  The Company maintains and has in effect insurance policies covering all of the Company's directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (A)EXHIBITS.
    2.1 Recapitalization Agreement dated as of January 9, 1997 by and among Citicorp Venture Capital, Ltd., Pen-Tab Industries, Inc., Alan Hodes and Michael Greenberg.**
    3.1  Certificate of Incorporation of Pen-Tab Industries, Inc.**
    3.2  By-laws of Pen-Tab Industries, Inc.**
    4.1  Indenture dated as of February 1, 1997 between Pen-Tab Industries,
         Inc. and United States Trust Company of New York.**
    4.2  Purchase Agreement dated as of January 30, 1997 among Pen-Tab
         Industries, Inc., J.P. Morgan Securities Inc. and Bear, Stearns & Co.
         Inc.**
    4.3  Registration Rights Agreement dated as of February 1, 1997 among Pen-
         Tab Industries, Inc., J.P. Morgan Securities Inc. and Bear, Stearns
         & Co. Inc.**
    4.4  First Supplemental Indenture, dated as of May 7, 1997, between Pen-
         Tab Industries, Inc. and United States Trust Company of New York.*
    5.1  Opinion and consent of Kirkland & Ellis.*
    8.1  Opinion of Kirkland & Ellis as to federal income tax consequences.*
   10.1  Second Amended and Restated Loan and Security Agreement dated as of
         February 4, 1997 among Pen-Tab Industries, Inc., Pen-Tab Holdings,
         Inc. (formerly known as Pen-Tab Industries, Inc.) and Bank of America
         Illinois.**
   10.2  Form of Notice of Borrowing.**
   10.3  Form of Amended and Restated Revolving Note.**
   10.4 Amended and Restated Trademark Agreement dated as of February 4, 1997 among Pen-Tab Industries, Inc., Pen-Tab Holdings, Inc. and Bank of
         America Illinois.**
   10.5  Pledge Agreement dated as of February 4, 1997 made by Pen-Tab
         Holdings, Inc. in favor of Bank of America Illinois.**
   10.6  Indenture of Trust dated as of April 1, 1996 among The Fairfax County
         Economic Development Authority and The First National Bank of
         Maryland.**
   10.7  Loan Agreement dated April 1, 1996 between the Fairfax County
         Economic Development Authority and Forman Development Associates
         Limited Partnership.**
   10.8  Shareholders Agreement dated as of February 4, 1997 by and among Pen-
         Tab Holdings, Inc., Citicorp Venture Capital, Ltd., Alan Hodes,
         Michael Greenberg and each other executive of Pen-Tab Holdings, Inc.
         or its subsidiaries who acquires Class A Common Stock from the Company.**
   10.9 Registration Rights Agreement dated as of February 4, 1997 by and among Pen-Tab Industries, Inc., Citicorp Venture Capital, Ltd., Alan
         Hodes, Michael Greenberg.**
   10.10 Employment Agreement by and among Pen-Tab Holdings, Inc., Pen-Tab
         Industries, Inc. and Alan Hodes.**
   10.11 Pen-Tab Holdings, Inc. 1997 Stock Option Plan and Form of Agreement
         Evidencing a Grant of a Nonqualified Stock Option under 1997 Stock
         Option Plan.**
   10.12 Employment Agreement by and among Pen-Tab Holdings, Inc., Pen-Tab
         Industries, Inc. and Michael Greenberg.*
   12.1  Statement of Computation of Ratios of Earnings to Fixed Charges.**
   21.1  Subsidiaries of Pen-Tab Industries, Inc.**
   23.1  Consent of Ernst & Young LLP, independent auditors.*
   23.2  Consent of Kirkland & Ellis (included in Exhibit 5.1).*
   24.1  Powers of Attorney (included in signature page).**
   25.1  Statement of Eligibility of Trustee on Form T-1.**
   27.1  Financial Data Schedule.**
   99.1  Form of Letter of Transmittal.*
   99.2  Form of Notice of Guaranteed Delivery.*
   99.3  Form of Tender Instructions.*

--------

 * Filed herewith.

** Previously filed.

(B) FINANCIAL
    STATEMENT
    SCHEDULES.

  Not Applicable.

ITEM 22.  UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Front Royal, State of Virginia, on May 8, 1997.

                                       PEN-TAB INDUSTRIES, INC.

                                       By:
                                                          *
                                           ------------------------------------
                                                        Alan Hodes
                                               Chief Executive Officer and
                                                        President

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Leary, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Pen-Tab Industries, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement and power of attorney have been signed by the following persons on May 8, 1997 in the capacities indicated:

    SIGNATURE                   CAPACITY
    ---------                   --------
        *
_________________  Chief Executive Officer,
   Alan Hodes      President and Director
                   (principal executive officer)

/s/ William Leary
_________________  Vice President, Chief Financial and
  William Leary    Administrative Officer
                   (principal financial officer
                   and accounting officer)

         *
_________________  Corporate Controller
  Richard Rocco

        *
_________________  Director
  Deborah Hodes

        *
_________________  Director
Thomas McWilliams

        *
_________________  Director
   David Howe

        *
_________________  Director
  James Stevens


      /s/ William Leary
*By: ___________________________
        William Leary
      Attorney-in-fact

                               EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
   NO.                             DESCRIPTION                             NO.
 -------                           -----------                             ----
    2.1  Recapitalization Agreement dated as of January 9, 1997 by and among Citicorp Venture Capital, Ltd., Pen-Tab Industries, Inc.,
         Alan Hodes and Michael Greenberg.**
    3.1  Certificate of Incorporation of Pen-Tab Industries, Inc.**
    3.2  By-laws of Pen-Tab Industries, Inc.**
    4.1  Indenture dated as of February 1, 1997 between Pen-Tab
         Industries, Inc. and United States Trust Company of New York.**
    4.2  Purchase Agreement dated as of January 30, 1997 among Pen-Tab
         Industries, Inc., J.P. Morgan Securities Inc. and Bear, Stearns
         & Co. Inc.**
    4.3  Registration Rights Agreement dated as of February 1, 1997 among Pen-Tab Industries, Inc., J.P. Morgan Securities Inc. and
         Bear, Stearns & Co. Inc.**
    4.4  First Supplemental Indenture, dated as of May 7, 1997, between
         Pen-Tab Industries, Inc. and United States Trust Company of New
         York.*
    5.1  Opinion and consent of Kirkland & Ellis.*
    8.1  Opinion of Kirkland & Ellis as to federal income tax
         consequences.*
   10.1  Second Amended and Restated Loan and Security Agreement dated as of February 4, 1997 among Pen-Tab Industries, Inc., Pen-Tab
         Holdings, Inc. (formerly known as Pen-Tab Industries, Inc.) and
         Bank of America Illinois.**
   10.2  Form of Notice of Borrowing.**
   10.3  Form of Amended and Restated Revolving Note.**
   10.4  Amended and Restated Trademark Agreement dated as of February
         4, 1997 among Pen-Tab Industries, Inc., Pen-Tab Holdings, Inc.
         and Bank of America Illinois.**
   10.5  Pledge Agreement dated as of February 4, 1997 made by Pen-Tab
         Holdings, Inc. in favor of Bank of America Illinois.**
   10.6  Indenture of Trust dated as of April 1, 1996 among The Fairfax
         County Economic Development Authority and The First National
         Bank of Maryland.**
   10.7  Loan Agreement dated April 1, 1996 between the Fairfax County
         Economic Development Authority and Forman Development
         Associates Limited Partnership.**
   10.8  Shareholders Agreement dated as of February 4, 1997 by and among Pen-Tab Holdings, Inc., Citicorp Venture Capital, Ltd.,
         Alan Hodes, Michael Greenberg and each other executive of Pen-
         Tab Holdings, Inc. or its subsidiaries who acquires Class A
         Common Stock from the Company.**
   10.9  Registration Rights Agreement dated as of February 4, 1997 by and among Pen-Tab Industries, Inc., Citicorp Venture Capital,
         Ltd., Alan Hodes, Michael Greenberg.**
   10.10 Employment Agreement by and among Pen-Tab Holdings, Inc., Pen-
         Tab Industries, Inc. and Alan Hodes.**
   10.11 Pen-Tab Holdings, Inc. 1997 Stock Option Plan and Form of
         Agreement Evidencing a Grant of a Nonqualified Stock Option
         under 1997 Stock Option Plan.**
   10.12 Employment Agreement by and among Pen-Tab Holdings, Inc., Pen-
         Tab Industries, Inc. and Michael Greenberg.*
   12.1  Statement of Computation of Ratios of Earnings to Fixed
         Charges.**
   21.1  Subsidiaries of Pen-Tab Industries, Inc.**
   23.1  Consent of Ernst & Young LLP, independent auditors.*
   23.2  Consent of Kirkland & Ellis (included in Exhibit 5.1).*
   24.1  Powers of Attorney (included in signature page).**
   25.1  Statement of Eligibility of Trustee on Form T-1.**
   27.1  Financial Data Schedule.**
   99.1  Form of Letter of Transmittal.*
   99.2  Form of Notice of Guaranteed Delivery.*
   99.3  Form of Tender Instructions.*

--------

 * Filed herewith.

** Previously filed.